CREDIT AGREEMENT

                                  by and among

                              EASTERN ENTERPRISES,

                               BOSTON GAS COMPANY,

                            MIDLAND ENTERPRISES INC.,

                                FIFTH THIRD BANK,

                               MELLON BANK, N.A.,

                   MORGAN GUARANTY TRUST COMPANY OF NEW YORK,

                         NATIONAL WESTMINSTER BANK PLC,

                               SHAWMUT BANK, N.A.,

                            THE BANK OF NOVA SCOTIA,

                                       and

                       THE FIRST NATIONAL BANK OF BOSTON,

                            INDIVIDUALLY AND AS AGENT

                                  ------------

                                  $100,000,000

                                  ------------

                          Dated as of December 31, 1994


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                                TABLE OF CONTENTS
Paragraph           Heading                                              Page
---------           -------
1.                  DEFINITIONS                                            1
      1.1           Defined Terms                                          1
      1.2           Other Definitional provisions                         16

                    PRELIMINARY MATTERS                                   16

2.    AMOUNT AND TERMS OF LOANS                                           17
      2.1           A Loans                                               17
      2.2           Procedure for A Borrowings                            17
      2.3           B Loans and Procedure for B Borrowings                19
      2.4           Notes                                                 23
      2.5           Voluntary Reductions of the Aggregate
                     Commitments; Termination                             23
                    (a) Voluntary Reductions                              23
                    (b) General                                           23
      2.6           Prepayments and Payment of Loans                      24
                    (a) Voluntary Prepayments                             24
                    (b) Mandatory Repayments of Short Term Loans          24
                    (c) Mandatory Repayment                               24
      2.7           Conversion Options                                    25
                    (a) Conversion                                        25
                    (b) Continuation                                      25
      2.8           Interest Rate and Payment Dates for Loans             25
                    (a) Interest Rates for Loans Prior to Maturity        25
                    (b) Interest on Overdue Principal                     26
                    (c) General                                           26
      2.9           Substituted Interest Rate                             26
      2.10          Illegality                                            27
      2.11          Increased Costs                                       27
      2.12          Indemnity                                             28
      2.13          Capital Adequacy                                      29
      2.14          Extension to Termination Date                         30
      2.15          Notice of Costs; Substitution of Banks                31

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3.    FEES; PAYMENTS                                                      32
      3.1          Facility Fee                                           32
      3.2          Fees of the Agent                                      32
      3.3          Computation of Interest and Fees                       32
      3.4          Pro Rata Treatment and Application
                    of Principal Payments                                 33

4.    REPRESENTATIONS AND WARRANTIES                                      33
      4.1          Subsidiary                                             33
      4.2          Existence and Power                                    33
      4.3          Authority                                              34
      4.4          Binding Agreement                                      34
      4.5          Litigation                                             34
      4.6          No Conflicting Agreements                              35
      4.7          Taxes                                                  35
      4.8          Financial Statements                                   36
      4.9          Compliance with Applicable Laws                        36
      4.10         Governmental Regulations                               37
      4.11         Property                                               37
      4.12         Federal Reserve Regulations                            37
      4.13         No Misrepresentation                                   37
      4.14         Pension Plans                                          37
      4.15         Public Utility Holding Company Act                     38
      4.16         Approvals                                              38
      4.17         Net Plant Surplus                                      38

5.    CONDITIONS OF BORROWING - FIRST BORROWING                           38
      5.1          Notes                                                  38
      5.2          Guaranty                                               38
      5.3          Accession Agreement, etc.                              39
      5.4          Financial Statements                                   39
      5.5          Evidence of Corporate or Trust Action
                    of Borrower                                           39
      5.6          Evidence of Corporate or Trust Action
                    of Guarantor                                          39
      5.7          Opinions of General Counsel                            40
      5.8          Existing Credit Facility                               42
      5.9          Fees                                                   42
      5.10         Approval of Special Counsel                            42


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6.    CONDITIONS OF BORROWING - ALL BORROWINGS                            42
      6.1          Compliance                                             42
      6.2          Loan Closings                                          42
      6.3          DPU Approval                                           42
      6.4          Opinion of General Counsel of Boston Gas               43
      6.5          Approval of Counsel                                    43
      6.6          Borrowing Request                                      43
      6.7          Legality of Transactions                               43
      6.8          Borrowers other than Eastern                           43
      6.9          Other Documents                                        43

7.    AFFIRMATIVE COVENANTS                                               43
      7.1          Existence                                              44
      7.2          Taxes                                                  44
      7.3          Insurance                                              44
      7.4          Payment of Indebtedness and Performance of
                    Obligations                                           44
      7.5          Observance of Legal Requirements; ERISA                45
      7.6          Financial Statements and Other Information             45
      7.7          Inspection                                             47

8.    NEGATIVE COVENANTS                                                  47
      8.1          Indebtedness                                           47
      8.2          Liens                                                  47
      8.3          Minimum Fixed Charge Coverage                          48
      8.4          Minimum Consolidated Adjusted Tangible
                    Net Worth                                             48
      8.5          Maximum Funded Debt to Total
                    Capitalization Ratio                                  48
      8.6          Mergers, Consolidations and Disposition
                    of Assets, Etc. - Boston Gas and Midland              48
      8.6A         Merger or Consolidation - Eastern                      50
      8.6B         Merger, Consolidation, Disposition of
                    Assets, Etc. - Other Borrowers                        51
      8.7          Restrictive or Inconsistent Agreements                 51
      8.8          Federal Reserve Regulations                            52

9.    EVENTS OF DEFAULT                                                   52


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10.  THE AGENT                                                            56
     10.1          Appointment                                            56
     10.2          Delegation of Duties, Etc.                             56
     10.3          Indemnification                                        56
     10.4          Exculpatory Provisions                                 57
     10.5          Agent in its Individual Capacity                       57
     10.6          Knowledge of Default                                   58
     10.7          Resignation of Agent                                   58
     10.8          Requests to the Agent                                  58
11.  NOTICES                                                              59
     11.1          Manner of Delivery                                     59
     11.2          Distribution of Copies                                 61
     11.3          Notices by the Agent or a Bank                         61

12.  RIGHT OF SET-OFF                                                     61

13.  AMENDMENTS, WAIVERS, AND CONSENTS                                    62

14.  OTHER PROVISIONS                                                     63
     14.1          No Waiver of Rights by the Banks                       63
     14.2          Headings, Plurals                                      63
     14.3          Counterparts                                           63
     14.4          Severability                                           64
     14.5          Integration                                            64
     14.6          Sales and Participations in Loans and Notes;
                   Successors and Assigns;
                   Survival of Representations and Warranties             64
     14.7          Applicable Law                                         66
     14.8          WAIVER OF TRIAL BY JURY                                66
     14.9          CONSENT TO JURISDICTION                                67
     14.10         SERVICE OF PROCESS                                     67
     14.11         NO LIMITATION ON SERVICE OR SUIT                       67

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15.  OTHER OBLIGATIONS OF THE BORROWERS                                   68
     15.1          Taxes and Fees                                         68
     15.2          Expenses                                               68
     15.3          Indemnification                                        68

16.  IMMUNITY OF INDIVIDUALS                                              69

17.  EFFECTIVE DATE                                                       69


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EXHIBITS
--------

EXHIBIT A           Commitments
EXHIBIT B           Applicable Margins/Percentages for Facility Fee
EXHIBIT C           Form of A Borrowing Request
EXHIBIT D           Form of B Borrowing Request
EXHIBIT E           Form of Revolving Credit Note
EXHIBIT F           Form of Eastern Enterprises Guaranty
EXHIBIT G           Form of Commitment Extension Request
EXHIBIT H           List of Subsidiaries
EXHIBIT I           Form of Opinion of Special Counsel
EXHIBIT J           Compliance Certificate
EXHIBIT K           Form of Accession Agreement


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        CREDIT AGREEMENT, dated as of December 31, 1994, among (a) EASTERN
ENTERPRISES, a Massachusetts voluntary association, BOSTON GAS COMPANY, a Massachusetts corporation, MIDLAND ENTERPRISES INC., a Delaware corporation, the other Subsidiaries of Eastern which from time to time become parties hereto in accordance with paragraph 5.3, and any successor entities which may from time to time become parties hereto in accordance with paragraphs 8.6 and 8.6A (collectively, the "Borrowers"), (b) the Signatory Banks hereto (each, a
"Bank" and, collectively, the "Banks"), and (c) THE FIRST NATIONAL BANK OF BOSTON ("FNBB"), as agent for the Banks hereunder (in such capacity, the "Agent").


1.     DEFINITIONS.


       1.1 Defined Terms. As used in this Agreement, the following terms have the following meanings:

       "A Borrowing": a Borrowing of additional principal amounts pursuant to paragraph 2.2 consisting of simultaneous A Loans of the same Type made by each Bank.

       "A Borrowing Request": as defined in paragraph 2.2.

       "A Loan": a Loan made pursuant to paragraph 2.1.

       "Accession Agreement": as defined in paragraph 5.3.

       Accountants": Arthur Andersen & Co., or such other firm of certified public accountants of recognized national standing selected by the Borrowers.

       "Affected Loan": as defined in paragraph 2.9.

       "Affected Principal Amount": (a) in the event that any Borrower shall fail for any reason to borrow a Eurodollar Rate Loan or a B Loan to be made at other than a floating rate after it shall have delivered an A Borrowing Request therefor to the Agent or accepted one or more offers therefor under paragraph 2.3(a)(iii)(B), an amount equal to the principal amount of such Eurodollar Rate Loan or B Loan; (b) in the event that the right of any Borrower to have a Eurodollar Rate Loan outstanding hereunder shall be suspended or shall terminate for any reason prior to the last day of the Interest Period applicable thereto, an amount equal to the principal amount of such Eurodollar Rate Loan; and (c) in the event that any


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Borrower shall prepay or repay all or any part of the principal amount of a
Eurodollar Rate Loan or a B Loan made at other than a floating rate prior to the last day of the Interest Period applicable thereto, an amount equal to the principal amount so prepaid or repaid.

        "Affiliate": a Person that directly or indirectly, or through one or more intermediaries, controls or is controlled by or is under common control with another Person. The term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

        "Agent": as defined in the introductory paragraph hereto.

        "Agent's Fees": as defined in paragraph 3.2.

        "Aggegate Commitments": the sum of the Commitments set forth in Exhibit A as the same may be reduced pursuant to paragraph 2.5.

        "Agreement": this Credit Agreement, as same may be amended, supplemented or otherwise modified from time to time.

        "Alternate Base Rate": the higher of (a) the annual rate of interest announced from time to time by FNBB at its head office in Boston, Massachusetts, as its "base rate" and (b)one-half of one percent (1/2%) above the Federal
Funds Effective Rate. For the purposes of this definition, "Federal Funds Effective Rate" shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three funds brokers of recognized standing selected by the Agent.

        "Alternate Base Rate Loans": A Loans (or any portion thereof) at such time as they (or such portions) are made or are being maintained at a rate of interest based upon the Alternate Base Rate.

        "Applicable Lending Office": as to any Bank, such Bank's Domestic Lending Office or Eurodollar Lending Office, as the case may be.

        "Applicable Margin": the additional rate per annum to be added to the interest rate at which each Eurodollar Rate Loan is made determined by reference to Exhibit B hereto based upon the Funded Debt to Total Capitalization Ratio.


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        "Authorized Signatory": the president, any vice president, the treasurer, the secretary, or any other duly authorized officer of any Borrower acceptable to the Agent.

        "B Borrowing": a Borrowing of additional principal amounts pursuant to paragraph 2.3 consisting of simultaneous B Loans from each of the Banks whose offer to make a B Loan as part of such Borrowing has been accepted by the applicable Borrower under the auction bidding procedure set forth in paragraph 2.3.

        "B Borrowing Request": as defined in paragraph 2.3.

        "B Loan": a Loan made pursuant to paragraph 2.3.

        "B Reduction": as to any Bank on any date, an amount equal to such Bank's Commitment Percentage of the aggregate principal amount of all B Loans outstanding on such date (after giving effect to the payment of any B Loans to be paid on such date).

        "Banks": as defined in the introductory paragraph hereto.

        "Borrowers": as defined in the introductory paragraph hereto.

        "Borrowing": an A Borrowing or a B Borrowing, as the case may be.

        "Borrowing Request": an A Borrowing Request or a B Borrowing Request, as the case may be.

        "Borrowing Date": any date specified in a Borrowing Request delivered pursuant to paragraph 2.2 or paragraph 2.3 as a date on which any Borrower requests the Banks to make Loans comprising an A Borrowing or a B Borrowing hereunder.

        "Boston Gas": Boston Gas Company, a Massachusetts corporation, or any successor thereto by merger, consolidation or acquisition of assets or stock permitted under paragraph 8.6 which assumes all of the obligations of the prior Boston Gas hereunder as provided in paragraph 8.6.

        "Business Day": for all purposes other than as set forth in clause (b) below, (a) any day other than a Saturday, Sunday or other day on which commercial banks located in New York City or Boston are authorized or required by law or other governmental actions to close and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on Eurodollar Loans, any day which is a Business Day described in clause (a) above and which is also a day on which dealings in foreign currency and exchange and Eurodollar funding between banks may be carried on in London, New York City and Boston.


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                                      -4-

        "Capitalized Lease Obligations": as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

        "Code": the Internal Revenue Code of 1986, as the same may be amended from time to time, or any successor thereto, and the rules and regulations issued hereunder, as from time to time in effect.

        "Commitment": in respect of any Bank, such Bank's undertaking to make A Loans to the Borrowers, subject to the terms and conditions hereof, in an aggregate outstanding principal amount equal to but not exceeding the amount set forth next to the name of such Bank on Exhibit A under the heading "Commitment", as the same may be reduced pursuant to paragraph 2.5, less the amount of such Bank's B Reduction, if any.

        "Commitment Extension Request": a request duly executed by an Authorized Signatory substantially in the form of Exhibit G.

        "Commitment Percentage": as to any Bank, the percentage set forth opposite the name of such Bank on Exhibit A under the heading "Commitment Percentage".

        "Commonly Controlled Entity": with respect to any Person, any other Person which is under common control with such Person within the meaning of
Section 414(b) or 414(c) of the Code.

        "Consolidated": (a) with respect to any term defined herein, shall mean that term as applied to the accounts of Eastern and its Subsidiaries, consolidated in accordance with GAAP, and (b) with respect to any Person, such Person and its Subsidiaries taken as a whole.


        "Consolidated Adjusted Tangible Net Worth": the excess of Consolidated Total Assets over Consolidated Total Liabilities, less the total book value of all assets of Eastern and its Subsidiaries properly classified as goodwill under GAAP.

        "Consolidated EBITDA": for any period, the sum of (a) Consolidated Net Income for such period, (b) Consolidated Total Interest Expense for such period, (c) the aggregate amount of all federal, state and local income taxes accrued by Eastern and its Subsidiaries for such period and (d) the aggregate amount of


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                                       -5-


depreciation and amortization expense of Eastern and its Subsidiaries for such period, in each case determined on a consolidated basis in accordance with GAAP.

        "Consolidated Funded Debt": all Funded Debt of Eastern and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

        "Consolidated Net Income": means, with respect to Eastern and its Subsidiaries for any period, the aggregate net income (or loss) of Eastern and its Subsidiaries for such period, before discontinued operations, extraordinary items and the cumulative effect of a change in accounting principles of Eastern and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, provided that there shall also be excluded from Consolidated Net Income
(a) any net gains or losses in respect of dispositions of assets other than in the ordinary course of business; (b) any gains or losses realized upon the refinancing of any Indebtedness of Eastern or any of its Subsidiaries; (c) any gains or losses arising from the destruction of assets due to fire or other casualty; (d) any gains or losses from the revaluation of assets; (e) the net income (or loss) of any Person other than Eastern and its Subsidiaries except to the extent of cash dividends or distributions paid to Eastern or its Subsidiaries by such Person in such period; and (f) the net income (or loss) of any Subsidiary of Eastern that is subject to any restriction or limitation on the payment of dividends and other distributions (including loans or advances) by operation of the terms of its Charter or By-Laws or other organizational documents or by any contractual obligation or applicable law, to the extent of such restriction or limitation in such period.

        "Consolidated Total Assets": all assets of Eastern and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

        "Consolidated Total Interest Expense": for any period, without duplication, the sum of (a) the interest expense of Eastern and its Subsidiaries for such period and (b) the interest component of Capitalized Lease Obligations of Eastern and its Subsidiaries for such period; in each case, determined on a consolidated basis in accordance with GAAP.

        "Consolidated Total Liabilities": all liabilities of Eastern and its Subsidiaries determined on a consolidated basis in accordance with GAAP, including minority interests held by other Persons in Boston Gas or Midland or any of their Subsidiaries determined in accordance with GAAP.

        "Conversion Date": the date on which an A Loan of one Type is converted to an A Loan of another Type or continued as an A Loan of the same Type.

        "DPU": the Massachusetts Department of Public Utilities.


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                                       -6-


        "Designated Documents": Eastern's, Boston Gas' and Midland's 1993 Form 10-K's and Eastern's, Boston Gas' and Midland's quarterly reports on Form 10-Q's for the fiscal quarters of such Borrowers ended March 31, 1994, June 30, 1994 and September 30, 1994.

        "Dollars" and "$": dollars in lawful currency of the United States of America.

        "Domestic Lending Office": as to any Bank, initially the office of such Bank designated as such on the signature page hereof, and thereafter such other office, as reported by such Bank to the Agent, that shall be making or maintaining Alternate Base Rate Loans.

        "Eastern": Eastern Enterprises, a Massachusetts voluntary association, or any successor thereto by merger permitted under paragraph 8.6A which assumes all of the obligations of the prior Eastern hereunder as provided in paragraph 8.6A.

        "Effective Date": as defined in paragraph 17.

        "Environmental Law": any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment, including, without limitation, ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

        "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations issued thereunder, as from time to time in effect.

        "Eurocurrency Reserve Rate": for any day with respect to a Eurodollar Rate Loan, the maximum rate (expressed as a decimal) at which any lender subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against "Eurocurrency Liabilities" (as that term is used in Regulation D), if such liabilities were outstanding. The Eurocurrency Reserve Rate shall be adjusted automatically on and as of the effective date of any change in such reserve rate for "Eurocurrency Liabilities."

        "Eurodollar Lending Office": as to any Bank, initially the office of such Bank designated as such on the signature page hereof, and thereafter such other office, as


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                                       -7-


reported by such Bank to the Agent, that shall be making or maintaining Eurodollar Rate Loans.

        "Eurodollar Rate": for any Interest Period with respect to a Eurodollar Rate Loan, the rate of interest equal to (i) the arithmetic average of the rates per annum for each Reference Bank (rounded upwards to the nearest 1/100 of one percent) of the rate at which such Reference Bank's Eurodollar Lending Office is offered Dollar deposits two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations of such Eurodollar Lending Office are customarily conducted at or about 10:00 a.m., Boston time, for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of the Eurodollar Rate Loan of such Reference Bank to which such Interest Period applies, divided by (ii) a number equal to 1.00 minus the Eurocurrency Reserve Rate, if applicable. Each determination by the Agent of the Eurodollar Rate shall be presumed to be correct in the absence of manifest error.

        "Eurodollar Rate Loans": A Loans (or any portions thereof) at such time as they (or such portions) are made or being maintained at a rate of interest based upon the Eurodollar Rate.

        "Event of Default": any of the events specified in paragraph 9, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

        "Existing Credit Facility": (a) the Amended and Restated Credit Agreement dated as of December 1, 1984 among Eastern, the financial institutions from time to time party thereto and FNBB, as agent for such financial institutions, and (b) the other documents, instruments and agreements executed and/or delivered in connection with such Credit Agreement, in each case, as amended, supplemented or otherwise modified prior to the Effective Date.

        "FNBB": The First National Bank of Boston, a national banking association.

        "Facility Fee": as defined in paragraph 3.1.

        "Funded Debt": with respect to any Person and as at any date of determination thereof, without duplication, (a) all Indebtedness of such Person under the Loan Documents as at such date, (b) all other Indebtedness of such Person for money borrowed (whether recourse or non-recourse) which by its terms matures at, or is extendable or renewable at the option of such Person to, a date more than twelve (12) months after such date and (c) the principal component of all Capitalized Lease Obligations of such Person maturing more than twelve (12) months after such date.


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                                               -8-


        "FNBB": as defined in the introductory paragraph hereto.

        "Funded Debt to Total Capitalization Ratio": as defined in paragraph
8.5.

        "GAAP": generally accepted accounting principles from time to time followed by companies engaged in businesses similar to that of Eastern and its Subsidiaries, except as otherwise required by any applicable rules, regulations or orders of the DPU, or other public regulatory authority having jurisdiction over the accounts of Eastern or any of its Subsidiaries; provided that Eastern or any of its Subsidiaries may at any time contest or controvert in good faith the validity or applicability to Eastern or any of its Subsidiaries of any such rule, regulation or order.

        "Governmental Body": any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions, of, or pertaining to, government, and any court or arbitrator.

        "Guarantor": Eastern, in its capacity as executor of one or more Guaranties.

        "Guaranty": as defined in paragraph 5.2.

        "Indebtedness": with respect to any Person, all obligations and liabilities, contingent or otherwise, of such Person in respect of (a) indebtedness for borrowed money, whether secured or unsecured, and whether recourse or non-recourse, properly classified and accounted for as debt on a balance sheet of such Person in accordance with GAAP; (b) letters of credit and bankers' acceptances; and (c) guarantees and surety obligations with respect to indebtedness described in clause (a) above of another Person.

        "Interest Payment Date": (a) as to any Alternate Base Rate Loan, the last day of each March, June, September and December commencing on the first such day to occur after such Loan is made or any Eurodollar Rate Loan is converted to an Alternate Base Rate Loan, and the date each Alternate Base Rate Loan is paid in full, (b) as to any Eurodollar Rate Loan in respect of which any Borrower has selected an Interest Period of one, two or three months, the last day of such Interest Period, (c) as to any Eurodollar Rate Loan having an Interest Period of six months, the last day and, in addition, the numerically corresponding day (or, if there is no numerically corresponding day, the last day) in the calendar month that is three months after the first day, of such Interest Period and (d) with respect to any B Loan, the maturity date for such B Loan established pursuant to the B Borrowing Request with respect thereto delivered under paragraph 2.3(a)(i) and if the Interest Period with respect thereto exceeds ninety (90) days, the 90th day of such Interest Period and each 90th day thereafter.

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                                       -9-


        "Interest Period": (a) with respect to any Eurodollar Rate Loan comprising the same A Borrowing:

             (i) initially, the period commencing on, as the case may be, the Borrowing Date or a Conversion Date with respect to such Eurodollar Rate Loan, and ending one, two, three or six months thereafter, as selected by the applicable Borrower in its irrevocable A Borrowing Request as provided in paragraph 2.2 or its irrevocable notice of conversion as provided in paragraph 2.7; and

             (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Rate Loan and ending one, two, three or six months thereafter, as selected by the applicable Borrower in its irrevocable notice of continuation as provided in paragraph 2.7; and

        (b) with respect to any B Loan comprising the same B Borrowing, initially, the period commencing on the Borrowing Date with respect to such B Loan and ending on the maturity date therefor specified in the B Borrowing Request with respect thereto delivered as provided in paragraph 2.3(a)(i);

provided, however, that all of the foregoing provisions relating to Interest Periods are subject to the following:

             (i) if any Interest Period pertaining to a Eurodollar Rate Loan would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

             (ii) if, with respect to the conversion of any A Loan, the applicable Borrower shall fail to give due notice as provided in paragraph 2.7 for such A Loan, such A Loan shall be automatically converted to an Alternate Base Rate Loan upon the expiration of the Interest Period with respect thereto;

             (iii) any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

             (iv) the applicable Borrower shall select Interest Periods relating to Eurodollar Rate Loans so as not to have more than twelve different Interest Periods relating to Eurodollar Rate Loans outstanding at any one time; and


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                                      -10-

             (v) the applicable Borrower shall select Interest Periods pertaining to Eurodollar Rate Loans such that, on the date the mandatory repayment is required to be made under paragraph 2.6(b), the outstanding principal amount of all Alternate Base Rate Loans and Eurodollar Rate Loans and B Loans with Interest Periods ending on the date of such payment shall equal the aggregate principal amount of the Loans required to be repaid on such date.

        "Lien": any mortgage, pledge, hypothecation, assignment for security, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or security interest of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

        "Loan Documents": collectively, this Agreement, the Notes, the Accession Agreements, if any, and the Guaranties, if any.

        "Loan": an A Loan or a B Loan, as the case may be, including, without limitation, any A Loans or B Loans which constitute Short Term Loans.

        "Majority Banks": (a) at any time when no Loans are outstanding, Banks having at least 66 2/3% of the Aggregate Commitments; (b) at any time when Loans are outstanding, Banks holding at least 66 2/3% of the outstanding A Loans; and
(c) at any time when only B Loans are outstanding, Banks having at least 66 2/3% of the Aggregate Commitments (whether used or unused) except for purposes of the first unlettered paragraph of paragraph 9 in which case "Majority Banks" shall mean Banks holding at least 66 2/3% of the outstanding B Loans.

        "Midland": Midland Enterprises Inc., a Delaware corporation, or any successor thereto by merger, consolidation or acquisition of assets or stock permitted under paragraph 8.6 which assumes all of the obligations of the prior Midland hereunder as provided in paragraph 8.6.

        "Multiemployer Plan": a Plan which is a multiemployer plan as defined in
Section 4001(a)(3) of ERISA.

        "Net Securities Proceeds": means, with respect to the issuance by any Borrower of any shares of capital stock or any warrants, options or other rights with respect thereto, the gross amount of cash consideration payable to or receivable by such Borrower in respect of such issuance, less (to the extent applicable and without duplication) sales and underwriting commissions, legal, investment banking and accounting fees and disbursements, printing expenses, any governmental fees and other reasonable expenses incurred in connection with such issuance and payable by such Borrower. If such Borrower receives any property or other assets (other than cash) as part of the consideration for any such issuance, Net Security Proceeds shall be deemed to include the fair market value of such property or other assets.

        "Non-Consenting Bank": as defined in paragraph 2.14.

        "Notes": as defined in paragraph 2.4.

        "Participating Bank": as defined in paragraph 2.3.

        "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any Governmental Body succeeding to the functions thereof.

        "Permitted Liens": with respect to the assets of the Borrowers, any of the following Liens:

             (a) Liens to secure Taxes imposed upon any Borrower for sums not overdue or which are being contested in accordance with the provisions of paragraph 7.2;

             (b) Liens made by any Borrower in the ordinary course of its business (i) to secure payment of workers' compensation, unemployment insurance, or other forms of governmental insurance or benefits, (ii) to secure performance of bids, tenders, statutory obligations, leases and contracts (other than contracts relating to borrowed money), or (iii) to secure surety, appeal, indemnity or performance bonds, in each case in the ordinary course of business of such Person, and in each case, for sums not overdue or which are being contested in accordance with the provisions of paragraph 7.4;

             (c) Liens of carriers, warehousemen, mechanics, landlords or materialmen or other like liens incurred in the ordinary course of the business of any Borrower, in each case, for sums not overdue or which are being contested in good faith by appropriate proceedings, and for which appropriate reserves with respect thereto have been established and maintained on the consolidated books of the Borrower and its Subsidiaries in accordance with GAAP to the extent required under such principles;

             (d) Liens with respect to judgments covered by insurance, or upon appeal and covered by supersedeas bond, or if not so covered, not exceeding at any one time $1,000,000 in the aggregate with respect to any Borrower;

             (e) any Lien, money sufficient for the discharge of which has been deposited in trust with the trustee or mortgagee under the instrument evidencing such Lien, with irrevocable authority to the trustee or mortgagee to apply such money to the discharge of such Lien to the extent required for such purpose;

             (f) in the case of Boston Gas, Liens securing obligations neither assumed by Boston Gas nor on account of which it customarily pays interest directly or indirectly, existing upon real estate or rights in or relating to real estate acquired by Boston Gas for substation or compressor station purposes, or transmission, distribution or other right-of-way purposes;

             (g) any right which any municipal or governmental body or agency may have by virtue of any franchise, license, contract or statute to purchase, or designate a purchaser of or order the sale of, any property of any Borrower upon payment of reasonable compensation therefor, or to terminate any franchise, license or other rights, or to regulate the property or business of any Borrower;

             (h) easements or reservations in respect of any property of any Borrower for the purpose of roads, pipelines, gas transmission and distribution lines, or other rights-of-way, zoning ordinances, regulations, reservations, restrictions, covenants, party wall agreements, conditions or record and other encumbrances (other than securing the payment of money), none of which are such as to interfere with the proper operation and development of the property affected thereby in the business of such Borrower for the use intended;

             (i) any defects of title and any terms, conditions, agreements, covenants, exceptions and reservations expressed or provided in the deeds or other instruments under and by virtue of which any Borrower has acquired any property or shall hereafter acquire any property, none of which materially adversely affects the operation of the property of such Borrower and its Subsidiaries taken as a whole;

             (j) Liens and charges incidental to construction or current operations which have not at the time been filed or asserted or the payment of which has been adequately secured or which are insignificant in amount;

             (k) the pledge of any cash or marketable securities for the purpose of obtaining any indemnity, performance or other similar bonds in the ordinary course of business, or as security for the payment of taxes or other assessments being contested in accordance with the provisions of paragraph 7.2, or for the purpose of obtaining a stay or discharge in the course of any legal proceedings;

             (1) the pledge or assignment in the ordinary course of business of accounts receivable, or customers' installment paper, representing part or all of the purchase price of appliances or equipment;

             (m) Liens incident to transactions under securities repurchase agreements providing for the transfer of securities against the transfer of funds with a simultaneous agreement to transfer back such securities against the transfer of funds at a certain date or on demand;

             (n) Liens in respect of the Indenture of First Mortgage from Boston Gas to The National Shawmut Bank of Boston, as Trustee, dated as of May 1, 1965, securing Boston Gas' First Mortgage Bonds heretofore issued, or any indenture supplemental thereto subjecting any property or assets of Boston Gas to the Lien thereof or confirming the Lien thereof upon any property or assets of Boston Gas, whether now owned or hereafter acquired; provided that the aggregate principal amount of the Indebtedness secured by any such Liens shall not at any time exceed the aggregate principal amount of the Indebtedness secured by any such Liens on the Effective Date;

             (o) Liens on barges, boats and other vessels now owned or hereafter acquired by Midland or any of its Subsidiaries and on related items, and hire, freight, earnings, revenues, profits and/or income from any such barges, boats or other vessels, including, without limitation, such Liens in respect of (i) the Indenture of First Preferred Ship Mortgage from Midland to Shawmut Bank, N.A., as Trustee, dated as of April 1, 1988, (ii) the Indenture of First Preferred Ship Mortgage from Midland to The First National Bank of Boston, as Trustee, dated as of April 2, 1990, and (iii) similar ship mortgage indentures hereafter entered into by Midland and its Subsidiaries;

             (p) Liens on any property or assets of any Borrower existing at the time of acquisition of such property or assets by such Borrower, whether by purchase, merger or otherwise, and not created in contemplation of such acquisition; or Liens on any property or assets of any Borrower securing the payment of all or any part of the purchase price or the cost of construction, renovation or expansion thereof, including the extension of any such Lien to repairs, replacements, substitutions, betterments, additions and improvements then or thereafter made on the property or assets subject to such Lien; provided that, in each case, no such Lien shall extend to any other properties or assets of any Borrower except as expressly set forth above; or

             (q) any Liens securing extensions, renewals or refinancings (or successive extensions, renewals or refinancings), in whole or in part, of any Indebtedness secured by Liens permitted by the foregoing clauses
        (k) and (1); provided that no such extension, renewal or refinancing shall increase the principal amount of any such Indebtedness or extend any such Lien to any other properties or assets of any Borrower.

        "Person": an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Body or any other entity of whatever nature.

        "Plan": any pension plan which is covered by Title IV of ERISA and in respect of which any Borrower or a Commonly Controlled Entity is an "employer" as defined in Section 3(5) of ERISA.

        "Primary Business" means (i) a business consisting primarily of the distribution, transportation, storage, or marketing of natural gas and related activities, or (ii) a business consisting primarily of the transportation of freight by barge on inland waterways, including, without limitation, the intracoastal waterways of the gulf coast and the Atlantic coast, and related activities.

        "Primary Business Acquisitions" means, with respect to Boston Gas or Midland, the acquisition of (a) property or assets to be used by such Borrower in connection with one or more aspects of a Primary Business and/or (b) shares of capital stock of a Person engaged primarily in one or more aspects of a Primary Business, so long as, in each case, no Event of Default is continuing immediately prior to such acquisition, and no Event of Default would result therefrom.

        "Property": all types of real, personal, tangible, intangible or mixed property.

        "Reference Bank(s)": FNBB and Morgan Guaranty Trust Company of New York.

        "Regulation D": Regulation D of the Board of Governors of the Federal Reserve System, as amended from time to time.

        "Remaining Interest Period": (a) in the event that any Borrower shall fail for any reason to effect an A Borrowing consisting, in whole or in part, of a Eurodollar Rate Loan, or a B Borrowing, after such Borrower shall have delivered an A Borrowing Request to the Agent or accepted one or more offers under paragraph 2.3(a)(iii)(B) relating to B Loans not based on a floating rate, a period equal to the Interest Period that such Borrower elected in respect of such Eurodollar Rate Loan or B Loan; or (b) in the event that the right of any Borrower to have a Eurodollar Rate Loan outstanding hereunder shall terminate for any reason prior to the last day of the Interest Period applicable thereto, a period equal to the remaining portion of such Interest Period as if such Interest Period had not been so terminated; or (c) in the event that any Borrower shall prepay or repay all or any part of the principal amount of a Eurodollar Rate Loan or a B Loan prior to the last day of the Interest Period applicable thereto, a period equal to the period from and including the date of such prepayment or repayment to but excluding the last day of such Interest Period.

        "Replacement Bank": as defined in paragraph 2.14.

        "Reportable Event": any event described in Section 4043(b) of ERISA, other than an event with respect to which the 30-day notice requirement has been waived.

        "Sale" means any sale, conveyance, exchange, transfer, assignment or other disposition of any property or assets.

        "Short Term Loan": any Loan made to Boston Gas with respect to which DPU approval is not required under applicable laws, regulations and rules (including but not limited to M.G.L. ch. 164, section 14, as amended from time to time) and designated by Boston Gas as a Short Term Loan in the Borrowing Request therefor.

        "Short Term Repayment Date" with respect to each Short Term Loan made to Boston Gas, the earlier to occur of (a) the Termination Date and (b) the date specified by Boston Gas as the Short Term Repayment Date for such Short Term Loan in the Borrowing Request therefor, which specified date shall not be later than the date by which such Loan must be payable in order for Boston Gas to borrow such Loan without DPU approval in accordance with applicable laws, regulation and rules (including but not limited to M.G.L. ch. 164, section 14, as amended from time to time).

        "Special Counsel": Bingham, Dana & Gould, or such other firm selected by the Agent.

        "Subsidiary": with respect to any Person, any corporation, partnership or joint venture whether now existing or hereafter organized or acquired: (a) in the case of a corporation or a business trust, of which a majority of the securities having ordinary voting power for the election of directors or trustees (other than securities having such power only by reason of the happening of a contingency) are at the time owned by such Person and/or one or more Subsidiaries of such Person, or (b) in the case of a partnership or joint venture in which such Person is a general partner or joint venturer or of which a majority of the partnership or other ownership interests are at the time owned by such Person and/or one or more of its Subsidiaries.

        "Taxes": any present or future income, stamp or other taxes, levies, imposts, duties, fees, assessments, deductions, withholdings, or other like charges, now or hereafter imposed, levied, collected, withheld, or assessed by any Governmental Body.

        "Termination Date": December 31, 1999 or such later date to which the then scheduled Termination Date may be extended in accordance with the terms and conditions of paragraph 2.14.

        "Total Capitalization": at any time of determination thereof, the sum of
(a) the principal amount of Consolidated Funded Debt plus (b) shareholders' equity in Eastern.

        "Type": A Loans made hereunder as Alternate Base Rate Loans or Eurodollar Rate Loans, as the case may be.

        "Voting Stock" means capital stock or similar interests, of any class or classes (however designated), the holders of which are entitled, as such holders, to ordinary voting power with respect to the election of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, not including the right to vote for the election of directors or such persons only by reason of the happening of a contingency.

        "WaterPro": WaterPro Supplies Corporation.


        1.2  Other Definitional Provisions.

        (a) All terms defined in this Agreement shall have the meanings given to such terms herein when used in any certificate, opinion or other document made or delivered pursuant hereto or thereto, unless otherwise defined therein.

        (b) As used herein and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not defined in paragraph 1.1, and accounting terms partly defined in paragraph 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

        (c) The words "hereof", "herein", "hereto" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and paragraph, schedule and exhibit references contained herein shall refer to paragraphs hereof or schedules or exhibits hereto unless otherwise expressly provided herein. The word "or" shall not be exclusive. The words "include", "includes" and "including" are not limiting. The singular includes the plural and the plural includes the singular.

                          PRELIMINARY MATTERS

        The Borrowers desire to request that, subject to the terms and conditions hereinafter set forth, Loans be made during the period commencing on the Effective Date and ending on the Termination Date in an aggregate amount at any time outstanding not in excess of the Aggregate Commitments. Loans which are outstanding shall automatically become due and payable in full on the Termination Date as set forth in paragraph 2.6. The Termination Date is subject to being extended for additional one-year periods on the first and second anniversaries of the Effective Date pursuant to paragraph 2.14. For the purpose of computing interest on the Loans, Loans may be made as A Loans or B Loans as requested by the Borrowers. A Loans may be requested by the Borrowers as Alternate Base Rate Loans or Eurodollar Rate Loans and shall bear interest at the Alternate Base Rate or at the Eurodollar Rate plus the Applicable Margin with respect to Eurodollar Rate Loans, in each case as provided in paragraph
2.8. In addition, the Borrowers may request that B Loans be made in accordance with the auction bidding procedure set forth in paragraph 2.3.


2.      AMOUNT AND TERMS OF LOANS.

        2.1 A Loans. Subject to the terms and conditions of this Agreement, each Bank severally agrees to make A Loans to the Borrowers from time to time on and after the Effective Date to, but excluding, the Termination Date, provided, that the aggregate unpaid principal amount of all A Loans due to each Bank at any one time shall not exceed an amount equal to such Bank's Commitment, provided further, that the aggregate unpaid principal amount of all A Loans at any one time outstanding shall not exceed the Aggregate Commitments less the aggregate unpaid principal amount of all B Loans, if any, then outstanding and, provided further, that (i) the aggregate unpaid principal amount of all Loans to Boston Gas at any one time outstanding shall not exceed $75,000,000, (ii) the aggregate unpaid principal amount of all Loans to Midland at any one time outstanding shall not exceed $50,000,000, and (iii) the aggregate unpaid principal amount of all Loans to Boston Gas and Midland outstanding at any one time shall not exceed $75,000,000. During the period from the Effective Date to the Termination Date (but excluding the Termination Date in the case of Borrowings and conversions), the Borrowers may borrow, repay and reborrow hereunder, and may convert all or any part of the A Loans from one Type to another Type or continue all or any part of the A Loans as the same Type in accordance with and subject to the terms and provisions hereof.

        2.2 Procedure for A Borrowings. Any Borrower may effect an A Borrowing on any Business Day occurring on or after the Effective Date by giving the Agent an irrevocable telephonic (to be promptly confirmed in writing) or written notice of borrowing (each, an "A Borrowing Request" in the form of Exhibit C) (which A Borrowing Request must be received by the Agent (a) prior to 10:00 A.M., Boston time, two Business Days prior to the requested Borrowing Date, if the applicable Borrower is requesting that Eurodollar Rate Loans be made as part of such A Borrowing, and (b) prior to 10:00 A.M., Boston time, one Business Day prior to the requested Borrowing Date, if such Borrower is requesting that Alternate

Base Rate Loans be made as part of such A Borrowing), specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether such A Borrowing is to consist of Eurodollar Rate Loans, Alternate Base Rate Loans, or a combination thereof, (iv) if the A Loans are to be Eurodollar Rate Loans, the length of the initial Interest Period for each thereof, and (v) in the case of Boston Gas, whether such A Borrowing is to be a Short Term Loan and, if such A Borrowing is to be a Short Term Loan, the Short Term Repayment Date thereof. Each A Borrowing shall be in an aggregate principal amount equal to or greater than $1,000,000 or, if less, the undrawn balance of the Aggregate Commitments. The principal amount of each Bank's A Loan made on a Borrowing Date shall be in an amount equal to such Bank's Commitment Percentage of the A Loans made on such Borrowing Date. Subject to the provisions of paragraphs 2.7 and 2.8, A Loans may be Alternate Base Rate Loans or Eurodollar Rate Loans, or any combination thereof. Upon receipt of any A Borrowing Request from a Borrower, the Agent shall promptly notify each Bank thereof (such notice to be promptly confirmed in writing). Each Bank will make the amount of its Commitment Percentage of each A Borrowing available to the Agent for the account of the applicable Borrower at the office of the Agent set forth in paragraph 11.1, in the case of Eurodollar Rate Loans, not later than 12:00 noon, Boston time, and in the case of Alternate Base Rate Loans, not later than 11:00 A.M., Boston time, on the Borrowing Date requested by such Borrower, in funds immediately available to the Agent at such office. Amounts so made available to the Agent on a Borrowing Date will, subject to the satisfaction of the terms and conditions of this Agreement as determined by the Agent, be made available on such date to such Borrower by the Agent at the office of the Agent specified in paragraph 11.1 by crediting the account of such Borrower on the books of such office with the aggregate of said amounts, in like funds as received by the Agent. Unless the Agent shall have received prior notice from a Bank (by telephone or otherwise, such notice to be promptly confirmed by telex, telecopy or other writing) that such Bank will not make available to the Agent such Bank's pro rata share of the A Loans requested by such Borrower, the Agent may assume that such Bank has made such share available to the Agent on such Borrowing Date in accordance with this paragraph, provided that such Bank received notice of the proposed A Borrowing from the Agent, and the Agent may, in reliance upon such assumption, make available to such Borrower on such Borrowing Date a corresponding amount. If and to the extent such Bank shall not have so made such pro rata share available to the Agent on such Borrowing Date, such Bank shall pay to the Agent on demand an amount equal to the product of (i) the average computed for the period referred to in clause
(iii) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, times (ii) the amount of such Bank's Commitment Percentage of such A Loans, times (iii) a fraction, the numerator of which is the number of days that elapse from and including such Borrowing Date to the date on which the amount of such Bank's Commitment Percentage of such A Loans shall become immediately available to the Agent, and the denominator of which is 365. If such Bank shall pay to the Agent such amount, such amount so paid shall constitute such Bank's A Loan as part of such A Loans for purposes of this Agreement, which A Loan shall be deemed to have been made by such Bank on the date such amount is so paid, but without prejudice to the applicable Borrower's rights against such Bank. If and to the extent such Bank shall not have so made such pro rata share available to the Agent within three days following such Borrowing Date, such Borrower shall pay to the Agent forthwith on demand (but without duplication) an amount equal to such Bank's Commitment Percentage of such A Loans, together with interest thereon for each day from the date such amount is made available to such Borrower until the date such amount is paid to the Agent, at the applicable interest rate for such A Loans as set forth in paragraph 2.8. Such payment by such Borrower, however, shall be without prejudice to its rights against such Bank.


        2.3  B Loans and Procedure for B Borrowings.

        (a) Subject to the terms and conditions of this Agreement, each Bank agrees that the Borrowers may effect B Borrowings under this paragraph 2.3 from time to time on and after the Effective Date to the date occurring thirty (30) days prior to the Termination Date in the manner set forth below, provided, that the aggregate unpaid principal amount of all B Loans outstanding hereunder at any time shall not exceed the Aggregate Commitments less the aggregate unpaid principal amount of all A Loans, if any, then outstanding, provided further, that (i) the aggregate unpaid principal amount of all Loans to Boston Gas at any one time outstanding shall not exceed $75,000,000, (ii) the aggregate unpaid principal amount of all Loans to Midland at any one time outstanding shall not exceed $50,000,000, and (iii) the aggregate unpaid principal amount of all Loans to Boston Gas and Midland outstanding at any one time shall not exceed $75,000,000.

             (i) Any Borrower may request a B Borrowing under this paragraph 2.3 by giving to the Agent, not later than 10:00 A.M., Boston time, at least four (4) Business Days prior to the date of the proposed B Borrowing, a notice (each, a "B Borrowing Request"), substantially in the form of Exhibit D, specifying the proposed date and aggregate amount (which shall not be less than $5,000,000 or such amount plus a whole multiple of $500,000) of the proposed B Borrowing, the proposed Interest Period for each B Loan to be made as part of such B Borrowing (which Interest Period shall not be less than seven (7) days and shall terminate on or prior to the Termination Date and shall otherwise comply with the applicable provisions of the definition of "Interest Period"), the Interest Payment Date or Dates relating thereto, and in the case of Boston Gas, whether such B Borrowing is to be a Short Term Loan and, if such B Borrowing is to be a Short Term Loan, the Short Term Repayment Date thereof, and such other terms to be applicable to such B Borrowing (including, without limitation, the basis to be used by the Banks in determining the rate or rates of interest to be offered by them as provided in clause (ii) below) as such Borrower may specify. The Agent shall promptly notify (by telex, cable or telecopy) each Bank of each B Borrowing Request received by it and the terms contained in such B Borrowing Request.

           (ii) Each Bank shall, if, in its sole discretion, it elects so to do, irrevocably offer to make one or more B Loans to such Borrower as part of such proposed B Borrowing at a rate or rates of interest specified by such Bank in its sole discretion, by notifying (by telephone or telecopy (in the case of telephone, immediately confirmed by telecopy) the Agent, before 10:00 A.M., Boston time, three (3) Business Days before the Borrowing Date of such proposed B Borrowing of the minimum amount and maximum amount of each B Loan which such Bank would be willing to make as part of such proposed B Borrowing (which amounts may, subject to the provisos to the first sentence of this paragraph 2.3, exceed such Bank's Commitment), the rate or rates of interest therefor and such Bank's Applicable Lending Office with respect to such B Loan. The Agent shall notify the applicable Borrower of all such offers before 10:30 A.M., Boston time, three (3) Business Days before such proposed Borrowing Date; provided that if FNBB, in its capacity as a Bank, shall in its sole discretion elect to make any such offer, it shall notify the applicable Borrower of such offer before 9:30 A.M., Boston time, three
        (3) Business Days before such Borrowing Date. If any Bank other than FNBB shall fail to notify the Agent before 10:00 A.M., Boston time, and if FNBB, in its capacity as a Bank, shall fail to notify the applicable Borrower before 9:30 A.M., Boston time, three (3) Business Days before the proposed Borrowing Date, that it elects to make such an offer, such Bank shall be deemed to have elected not to make such an offer and such Bank shall not be obligated to, and shall not, make any B Loan as part of such B Borrowing. Any offer submitted after the time required above shall be disregarded by the Agent unless such offer is submitted to correct a manifest error in a prior offer.

           (iii) The applicable Borrower shall, before 12:00 noon, Boston time, three (3) Business Days before the date of such proposed B Borrowing, either

        (A)  cancel such B Borrowing by notice to the Agent to that effect, or

        (B) irrevocably accept one or more of the offers made by any Bank or Banks pursuant to clause (ii) above, in ascending order of the rates offered therefor, by giving notice to the Agent of the amount of each B Loan (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, specified to such Borrower by the Agent on behalf of such Bank for such B Loan pursuant to clause (ii) above) to be made by each Bank as part of such B Borrowing, and reject any remaining offers made by the Banks pursuant to clause (ii) above, by giving the Agent notice to that effect, provided, however, that the aggregate amount of such offers accepted by the applicable Borrower shall be equal at least to $5,000,000 or such amount plus a whole multiple of $500,000. If offers for B Loans at the same interest rate are made by two or more Banks for a greater aggregate minimum principal amount than the amount in respect of which offers for B Loans are accepted by such Borrower at such interest rate, the principal amount of B Loans accepted at such interest rate shall be allocated by such Borrower among such Banks as nearly as possible in proportion to the respective minimum principal amounts offered by such Banks. No such Bank shall be obligated to make such B Loan in a principal amount less than the minimum amount offered by such Bank without such Bank's consent to such lesser amount. If any Bank declines to make a B Loan at such lesser amount, the applicable Borrower shall be entitled in its sole discretion to determine which of such offers at the same interest rate it shall accept.

             (iv) If the applicable Borrower notifies the Agent that such B Borrowing is canceled pursuant to clause (iii)(A) above, the Agent shall give prompt notice (by telex, cable or telecopy) thereof to the Banks and such B Borrowing shall not be made.

             (v) If the applicable Borrower accepts one or more of the offers made by any Bank or Banks pursuant to clause (iii)(B) above, the Agent shall, as promptly as practicable on the third (3) Business Day before such proposed Borrowing Date, notify (A) each Bank that has made an offer as described in clause (ii) above, of the date and aggregate amount of such B Borrowing and whether or not any offer or offers made by such Bank pursuant to clause (ii) above have been accepted by such Borrower and (B) each Bank that is to make a B Loan as part of such B Borrowing (as to such B Borrowing, a "Participating Bank" with respect to such B Borrowing), of the amount of each B Loan to be made by such Bank as part of such B Borrowing, together with a specification of the interest rate and Interest Payment Date or Dates in respect of each such B Loan. Each such Participating Bank shall, before 12:00 noon, Boston time, on the date of such B Borrowing make available to the Agent for the account of the applicable Borrower at the office of the Agent set forth in paragraph 11.1 such Bank's portion of such B Borrowing, in same day funds. Upon satisfaction of the applicable terms and conditions of this Agreement and after receipt by the Agent of such amount from each such Participating Bank, the Agent will make such amount available on such date to the applicable Borrower at the office of the Agent specified in paragraph 11.1 by crediting the account of such Borrower on the books of such office with the aggregate of such amount, in like funds as received by the Agent, and the Agent will notify each Bank of the amount of such B Borrowing, such Bank's B Reduction resulting therefrom and the date upon which such B Reduction commenced and is anticipated to terminate.

     After each B Borrowing, if requested by any Bank, the Agent shall within a reasonable time furnish to such Bank such information in respect of such B Borrowing as such Bank shall reasonably request. Unless the Agent shall have received prior notice from a Participating Bank (by telephone or otherwise, such notice to be promptly confirmed by telex, telecopy or other writing) that such Participating Bank will not make available such participating Bank's B Loan, the Agent may assume that such Participating Bank has made such Participating Bank's portion of such B Borrowing available to the Agent on such Borrowing Date in accordance with this clause (v), and the Agent may, in reliance upon such assumption, make available to the applicable Borrower on such Borrowing Date a corresponding amount. If and to the extent such Participating Bank shall not have made such portion of such B Borrowing available to the Agent, such Participating Bank and such Borrower severally agree to pay to the Agent forthwith on demand (but without duplication) such corresponding amount with interest thereon for each day from the date such amount is made available to such Borrower until the date such amount is paid to the Agent at the rate of interest for such B Loan accepted by such Borrower in its notice to the Agent under paragraph 2.3(a)(iii)(B). Such payment by such Borrower, however, shall be without prejudice to its rights against such Participating Bank. If such Participating Bank shall pay to the Agent such corresponding amount, such amount so paid shall constitute such Bank's B Loan as a part of such B Loans for purposes of this Agreement, which B Loan shall be deemed to have been made by such Participating Bank on the Borrowing Date applicable thereto, but without prejudice to such Borrower's rights against such Participating Bank.

        (b) Within the limits and subject to the conditions set forth in this paragraph 2.3, the Borrowers may from time to time borrow under this paragraph 2.3, repay pursuant to (c) below, and reborrow under this paragraph 2.3.

        (c) The applicable Borrower shall repay to the Agent for the account of each Participating Bank which has made a B Loan on the maturity date of such B Loan (such maturity date being that specified by such Borrower for repayment of such B Loan in the related B Borrowing Request delivered pursuant to clause
(a)(i), above) the then unpaid principal amount of such B Loan.

        (d) The applicable Borrower shall pay interest on the unpaid principal amount of each B Loan from the date of such B Loan to the date the principal amount of such B Loan is repaid in full, at the rate of interest for such B Loan specified by the Participating Bank making such B Loan in its notice with respect thereto delivered pursuant to clause (a)(ii) above payable on the Interest Payment Date or Dates specified by such Borrower for such B Loan in the related B Borrowing Request delivered pursuant to clause (a)(i), above.

        2.4 Notes. The Loans made by each Bank to each Borrower shall be evidenced by a promissory note of such Borrower, substantially in the form of Exhibit E, with appropriate insertions therein (as endorsed and as amended or otherwise modified from time to time, a "Note" and, collectively, the "Notes"), payable to the order of such Bank and representing the obligation of such Borrower to pay the aggregate unpaid principal amount of all Loans made by such Bank, with interest thereon as prescribed or determined herein. Each Bank is hereby authorized to record the date and amount of each Loan made by such Bank and the other information applicable thereto, and each payment or prepayment of principal of, such Loan, on the applicable grid (and any continuations thereof) annexed to and constituting a part of its Notes. No failure to so record or any error in so recording shall affect the obligation of such Borrower to repay such Loans, with interest thereon, as herein provided. Each Note shall (a) be dated the date the initial Loans to such Borrower are made, (b) be stated to mature on the Termination Date or, in the case of Short Term Loans, the Short Term Repayment Date thereof, and (c) bear interest for the period from and including the date thereof on the unpaid principal amount thereof from time to time outstanding at the applicable interest rate per annum determined as provided herein.

        2.5 Voluntary Reductions of the Aggregate Commitments; Termination.

        (a) Voluntary Reductions. During the period from the Effective Date to the Termination Date, the Borrower shall have the right, upon at least two (2) Business Days' prior written notice to the Agent, to reduce permanently the Aggregate Commitments in whole at any time, or in part from time to time, without premium or penalty, provided that (i) each partial reduction of the Aggregate Commitments shall be in an amount equal to at least $1,000,000, or such amount plus a whole multiple of $500,000 and (ii) the Aggregate Commitments shall not be reduced to an amount less than the aggregate principal balance of all A Loans outstanding on the date of such reduction (after giving effect to reductions in such principal balance made on such date). Upon the Aggregate Commitments being permanently reduced to zero prior to the Termination Date and upon payment in full of the Loans and all other sums due hereunder, under the Notes and under the other Loan Documents, this Agreement shall be deemed terminated, except to the extent that any provisions hereof expressly survive such payment or such termination.

        (b) General. Reductions of the Aggregate Commitments under clause (a) above shall reduce each Bank's Commitment pro rata according to the Commitment Percentage of such Bank. The Agent shall promptly notify each Bank of each reduction in the Aggregate Commitments under clause (a) above upon its receipt of notice thereof, and remit to each Bank its pro rata share of any accompanying prepayments of the A Loans. Simultaneously with each reduction of the Aggregate

Commitments under this paragraph 2.5, the Borrowers shall prepay A Loans in the amount, if any, by which the aggregate unpaid principal balance of all A Loans then outstanding exceeds the amount of the Aggregate Commitments as so reduced.

        If any prepayment is made under this paragraph 2.5 with respect to any Eurodollar Rate Loans, in whole or in part, prior to the last day of the applicable Interest Period with respect thereto, the applicable Borrower agrees that it shall indemnify the Banks in accordance with paragraph 2.11. After giving effect to any prepayment by any Borrower with respect to Eurodollar Rate Loans, no Eurodollar Rate Loans made to such Borrower (whether as a result of a Borrowing or a conversion) on the same date and having the same Interest Period shall be outstanding in an aggregate principal amount of less than $1,000,000.


        2.6  Prepayments and Payment of Loans.

        (a) Voluntary Prepayments. Any Borrower may, at its option, prepay Loans in whole or in part, without premium or penalty, subject to its obligation to indemnify provided in paragraph 2.11 (in the case of Eurodollar Rate Loans and B Loans), at any time and from time to time upon at least one Business Day's prior irrevocable written notice to the Agent, specifying the amount to be prepaid, and the date and amount of prepayment. Upon receipt of such notice, the Agent shall promptly notify each Bank thereof. Any such notice shall be irrevocable and the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to the date of such payment on the amount being prepaid. Prepayments shall be in an aggregate principal amount of at least $1,000,000 or, if less, the aggregate outstanding principal balance of the A Notes or B Notes of such Borrower, provided, however, that after giving effect to any such prepayment, no Eurodollar Rate Loans or B Loans made to such Borrower (whether as the result of a Borrowing or, in the case of Eurodollar Rate Loans, a conversion) on the same date and having the same Interest Period shall be outstanding in an aggregate principal amount of less than $1,000,000.

        (b) Mandatory Repayment of Short Term Loans. Boston Gas shall repay in full the aggregate principal balance of each Short Term Loan on the Short Term Repayment Date applicable thereto, together with accrued interest on such amount to such date.

        (c) Mandatory Repayment. On the Termination Date, as such date may be extended in accordance with the terms of paragraph 2.14 hereof, each of the Borrowers shall repay in full the aggregate principal balance of all Loans to such Borrower outstanding on such date, together with accrued interest on such amount to such date and the Borrowers shall pay in full any Facility Fees, Agent's Fees or other amounts owing hereunder or under the other Loan Documents.

        2.7  Conversion Options.

        (a) Conversion. The Borrowers may elect from time to time to convert Eurodollar Rate Loans to Alternate Base Rate Loans by giving the Agent at least one Business Day's prior irrevocable notice of such election, specifying the amount to be so converted, provided, that any such conversion of Eurodollar Rate Loans shall only be made on the last day of the Interest Period applicable thereto. In addition, in the absence of an Event of Default, the Borrowers may elect from time to time to convert Alternate Base Rate Loans to Eurodollar Rate Loans, by giving the Agent at least two (2) Business Days' prior irrevocable notice of such election, specifying the amount to be so converted and the Interest Period selected, provided that any such conversion of Alternate Base Rate Loans to Eurodollar Rate Loans shall only be made on a Business Day. The Agent shall promptly provide the Banks with notice of any such election. Loans may be converted pursuant to this paragraph 2.7, in whole or in part, provided that conversions of Alternate Base Rate Loans to Eurodollar Rate Loans or Eurodollar Rate Loans to Alternate Base Rate Loans shall be in an aggregate principal amount of at least $1,000,000. After giving effect to any such conversion, no Eurodollar Rate Loans made to any Borrower (whether as the result of a Borrowing or a conversion) on the same date and having the same Interest Period shall be outstanding in an aggregate principal amount of less than $1,000,000. A conversion of an A Loan in accordance with this paragraph 2.7 shall not require the Borrowers to comply with the conditions to Borrowing set forth in paragraph 6.

        (b) Continuation. Any Eurodollar Rate Loans may be continued as such upon the expiration of any Interest Period with respect thereto by the applicable Borrower's giving irrevocable written notice to the Agent of its intention to do so two (2) Business Days prior to the last day of such Interest Period, specifying the new Interest Period therefor, provided that (i) if such Borrower shall fail to give notice as provided above, the relevant Eurodollar Rate Loan shall convert to an Alternate Base Rate Loan immediately upon the expiration of the then current Interest Period with respect thereto, (ii) any Eurodollar Rate Loans that are being continued as such shall be in an aggregate principal amount of at least $1,000,000 and (iii) no Eurodollar Rate Loans may be continued as such when any Event of Default has occurred and is continuing, but shall be automatically converted to an Alternate Base Rate Loan on the last day of the Interest Period with respect thereto during which the Agent obtained knowledge of such Event of Default. The Agent shall notify the Banks promptly upon obtaining knowledge that an automatic conversion will occur pursuant to clause (iii) hereof.

        2.8  Interest Rate and Payment Dates for Loans.

        (a) Interest Rates for Loans Prior to Maturity. During each period set forth on Exhibit B hereto, (i) A Loans made as Alternate Base Rate Loans shall bear interest for the period from and including the date thereof, or, in the case of an A

Loan that has been converted from a Eurodollar Rate Loan, from the Conversion Date thereof, until maturity or until converted into Eurodollar Rate Loans, on the unpaid principal amount thereof at the Alternate Base Rate, and (ii) A Loans made as Eurodollar Rate Loans shall bear interest for each Interest Period with respect thereto on the unpaid principal amount thereof at the applicable rate of interest per annum based on the Eurodollar Rate for each such Interest Period plus the Applicable Margin for such period based on the Funded Debt to Total Capitalization Ratio. Any change in the Applicable Margin with respect to any Eurodollar Rate Loan resulting from a change in the Funded Debt to Total Capitalization Ratio shall be effective as of the opening of business on the day of the change in the Funded Debt to Total Capitalization Ratio.

        (b) Interest on Overdue Principal. If any principal of any Loans shall not be paid when due (whether at the stated maturity thereof, by acceleration, notice of intention to prepay or otherwise), such overdue principal shall bear interest payable on demand at a rate per annum equal to one percent (1%) above the rate otherwise applicable to such principal from the date of such nonpayment until paid in full, and whether before or after the entry of any judgment thereon.

        (c) General. Interest on the Loans shall be payable in arrears on each Interest Payment Date and upon payment (including prepayment) in full of such Loans; provided, however, that after an Event of Default has occurred and is continuing, interest on all Loans shall be payable on demand made from time to time. At no time shall the interest rate payable on the Loans, together with the Agent's Fees, the Facility Fee and all other fees and amounts payable hereunder, under the Notes and under the other Loan Documents, to the extent that any of the same are construed to constitute interest, exceed the maximum rate of interest permitted by law. The Borrowers acknowledge that to the extent interest payable on the A Loans is based upon the Alternate Base Rate, such rate is only one of the bases for computing interest on loans made by the Banks, and by basing interest payable upon the A Loans upon the Alternate Base Rate, the Banks have not committed to charge, and the Borrowers have not in any way bargained for, interest based on a lower or the lowest rate at which the Banks may now or in the future make loans to other borrowers.

        2.9 Substituted Interest Rate. In the event that (i) the Agent shall have reasonably determined in good faith (which determination shall be conclusive and binding upon the Borrowers) that by reason of circumstances affecting the London interbank eurodollar market, adequate and reasonable means do not exist for ascertaining a Eurodollar Rate applicable pursuant to paragraph 2.8(a), or (ii) any Bank shall have notified the Agent that it has reasonably determined in good faith (which determination shall be conclusive and binding on the Borrowers) that the Eurodollar Rate will not adequately and fairly reflect the cost to such Bank of making or maintaining its funding of a Eurodollar Rate Loan with respect to (a) a proposed A Loan that a Borrower has requested be made as a Eurodollar Rate Loan, or (b) a Eurodollar Rate Loan that will result from the requested conversion of any A Loan into a Eurodollar Rate Loan (any such A Loan being herein called an "Affected Loan"), the Agent shall promptly notify the applicable Borrower (and the other Borrowers) and the Banks (by telephone or otherwise) of such determination no later than 10:00 A.M. (Boston time) one Business Day prior to the requested Borrowing Date for such Affected Loan, or the requested Conversion Date of such Loan, as the case may be. If the Agent shall give such notice, such Borrowers may by no later than 11:00 A.M. (Boston time) on the same Business Day, (i) cancel the A Borrowing Request with respect to such Affected Loan or request that such Affected Loan be made as an Alternate Base Rate Loan or (ii) cancel its request to convert to an Affected Loan or request that any A Loan that was to have been converted to an Affected Loan be converted to an Alternate Base Rate Loan. Until such notice has been withdrawn by the Agent (by notice to the Borrowers promptly upon the Agent having been notified by such Bank that circumstances would no longer render any A Loan an Affected Loan) no further Affected Loans shall be made and no Borrower shall have the right to convert any A Loan to an Affected Loan.


        2.10 Illegality. Notwithstanding any provision hereof to the contrary, if any change in any law, regulation, treaty or directive, or in the interpretation or application thereof, shall make it unlawful for any Bank to make or maintain Eurodollar Rate Loans as contemplated by this Agreement, (a) the commitment of such Bank hereunder to make Eurodollar Rate Loans or to convert Alternate Base Rate Loans to Eurodollar Rate Loans or to continue Eurodollar Rate Loans as such shall forthwith be suspended and (b) such Bank's A Loans then outstanding as Eurodollar Rate Loans shall be converted to Alternate Base Rate Loans on the last day of the then current Interest Period applicable thereto, or within such earlier period as required by law. If the commitment of any Bank with respect to Eurodollar Rate Loans is suspended pursuant to this paragraph 2.10 and it shall once again become legal for such Bank to make or maintain its funding of Eurodollar Rate Loans, such Bank's commitment to make or maintain such Eurodollar Rate Loans shall be reinstated. Each Bank agrees to promptly notify the Borrowers and the Agent upon learning of any change referred to above, as well as of any reinstatement of its ability to make and maintain Eurodollar Rate Loans as contemplated by this Agreement.


        2.11 Increased Costs. In the event that any change in any law, regulation, treaty or directive or in the interpretation or application thereof by any Governmental Body charged with the administration thereof or compliance by any Bank with any request or directive from any central bank or other Governmental Body:

           (i) subjects any Bank to any tax of any kind whatsoever with respect to any Eurodollar Rate Loan or its obligations under this Agreement to make Eurodollar Rate Loans, or changes the basis of taxation of payments to such Bank of principal, interest or any other amount payable hereunder in respect of its Eurodollar Rate Loans (except for imposition of, or change in the rate of, tax on the overall net income of such
        Bank);

           (ii) imposes, modifies or makes applicable any reserve, special deposit, compulsory loan, assessment or similar requirement against assets held by, or deposits of, or advances or loans by, or other credit committed or extended by, or any other acquisition of funds by, any office of such Bank in respect of its Eurodollar Rate Loans which is not otherwise included in the determination of a Eurodollar Rate; or

           (iii) imposes on such Bank any other condition with respect to Loans hereunder or the Commitments;

and the result of any of the foregoing is to increase the cost to such Bank of making, renewing, converting or maintaining its Eurodollar Rate Loans, or to reduce any amount receivable in respect of its Eurodollar Rate Loans, then, in any such case, the applicable Borrower shall promptly pay to such Bank, upon its demand, any additional amounts necessary to compensate such Bank for such additional cost or reduction in such amount receivable. A statement setting forth the calculations of any additional amounts payable pursuant to the foregoing sentence submitted by a Bank to the applicable Borrower shall be presumed to be correct absent manifest error.

        2.12 Indemnity. Notwithstanding anything contained herein to the contrary, if any Borrower shall fail to borrow on a Borrowing Date after it shall have given a Borrowing Request, to the extent only that such Borrowing Request includes Eurodollar Rate Loans or B Loans to be made at other than a floating rate, or if the right of any Borrower to have Eurodollar Rate Loans outstanding hereunder shall be suspended or terminated in accordance with the provisions of this Agreement prior to the last day of the Interest Period applicable thereto, or if, while a Eurodollar Rate Loan or B Loan made at other than a floating rate is outstanding, any repayment or prepayment of the principal amount of such Eurodollar Rate Loan or a B Loan is made for any reason (including, without limitation, as a result of acceleration or illegality) on a date which is prior to the last day of the Interest Period applicable thereto, the applicable Borrower agrees to indemnify each Bank against, and to pay on demand directly to such Bank, an amount, if greater than zero, equal to (i):

                                          A x(B-C)x D
                                                  ---
                                                  360
where

           "A" equals the Affected Principal Amount;

           "B" equals the Eurodollar Rate (expressed as a decimal) applicable to such Eurodollar Rate Loan or the rate per annum (expressed as a decimal) applicable to such B Loan, as the case may be;

           "C" equals the applicable Eurodollar Rate (expressed as a decimal) or the rate per annum (expressed as a decimal) applicable to such B Loan, as the case may be, in effect on the date of such failure to borrow, termination, prepayment or repayment, based on the applicable rates offered or bid, as the case may be, on such date (or, if no such rate is determinable on such date, the rate or rates offered or bid, as the case may be, determinable on the date closest thereto), for deposits in an amount equal approximately to the Affected Principal Amount with an Interest Period equal approximately to the period commencing on the first day of such Remaining Interest Period and ending on the last day of such Remaining Interest Period or ending on the last day of the applicable Interest Payment Period, as the case may be, as determined by the Bank;

           "D" equals the number of days from and including the first day of the Remaining Interest Period to but excluding the last day of such Remaining Interest Payment Period;

and (ii) any other out-of-pocket loss or expense (including any internal processing charge customarily charged by such Bank) suffered by such Bank in liquidating deposits prior to maturity in amounts which correspond to the proposed borrowing, prepayment or repayment. The determination by each Bank of the amount of any such loss or expense shall be presumed to be correct absent manifest error.

        2.13 Capital Adequacy. If either (i) the introduction of, or any change or phasing in of any law or regulation or in the interpretation thereof by any Governmental Body charged with the administration thereof or (ii) compliance with any directive, guideline or request from any central bank or Governmental Body (whether or not having the force of law) promulgated or made after the date hereof (but including, in any event, any law, rule, regulation, interpretation, directive, guideline or request contemplated by the report dated July 1988 entitled

"International Convergence of Capital Measurement and Capital Standards" issued by the Basle Committee on Banking Regulations and Supervisory Practices) affects or would affect the amount of capital required or expected to be maintained by a Bank (or any lending office of such Bank) or any corporation directly or indirectly owning or controlling such Bank (or any lending office of such Bank) and such Bank shall have determined that such introduction, change or compliance has or would have the effect of reducing the rate of return on such Bank's capital or the asset value to such Bank of any Loan made by such Bank as a consequence, directly or indirectly, of its obligations to make and maintain the funding of Loans hereunder to a level below that which such Bank could have achieved but for such introduction, change or compliance (after taking into account such Bank's policies regarding capital adequacy) by an amount deemed by such Bank to be material, then, upon demand by such Bank, the applicable Borrower shall promptly pay to such Bank such additional amount or amounts as shall be sufficient to compensate such Bank for such reduction on the rate of return. Each Bank shall calculate such amount or amounts payable to it under this paragraph 2.13 in a manner consistent with the manner in which it shall calculate similar amounts payable to it by other borrowers having provisions in their credit agreements comparable to this paragraph 2.13. Each Bank agrees to provide the applicable Borrower with a certificate setting forth a description of any such amount in respect of which it seeks payment under this paragraph
2.13. Each Bank's determination of such amount or amounts that will compensate such Bank for such reductions shall be presumed correct absent manifest error.


        2.14 Extension of Termination Date. The Borrowers may, pursuant to a Commitment Extension Request delivered to the Agent and each Bank not more than sixty (60) days or less then (30) days prior to each of the first and second anniversaries of the Effective Date, request each Bank to extend its Commitment for an additional one-year period expiring on, in the case of a Commitment Extension Request delivered in connection with the first anniversary of the Effective Date, December 29, 2000 and, in the case of a Commitment Extension Request delivered in connection with the second anniversary of the Effective Date, December 31, 2001. Each of the Banks shall, promptly upon receipt of a Commitment Extension Request from the Borrowers, notify the Borrowers whether such Bank consents to such extension of such Bank's Commitment. If all Banks consent to the extension of their respective Commitments prior to the first anniversary or the second anniversary, as the case may be, of the Effective Date, the Termination Date shall be so extended. In the event that less than all of the Banks consent to an extension of their respective Commitments prior to the first anniversary or the second anniversary, as the case may be, of the Effective Date, the Termination Date shall not be extended, unless the Borrowers designate another bank reasonably satisfactory to the Banks willing so to extend the Termination Date, or one or more of the Banks elect to increase its or their Commitments to the amount of the Commitment of the nonconsenting Bank (any such other bank, including any Bank, to the extent of, and with respect to such an increase in its Commitment, being herein called a "Replacement Bank"), to assume the Commitment and obligations of such nonconsenting Bank or Banks (each, a "Nonconsenting Bank") with respect to its Loans, and to purchase the outstanding Notes of such nonconsenting Bank and such Nonconsenting Bank's rights with respect to its Loans, without recourse or warranty, for a purchase price equal to the aggregate outstanding principal balance of the Notes of such Nonconsenting Bank, plus all interest accrued thereon and all other amounts owing to such Nonconsenting Bank hereunder. Upon such assumption and purchase by a Replacement Bank, and provided that the Banks (excluding the Nonconsenting Banks and each Replacement Bank) have consented to the Commitment Extension Request, (i) the Termination Date shall be so extended, (ii) each such Replacement Bank shall be deemed to be a "Bank" for all purposes of this Agreement, and (iii) each Nonconsenting Bank shall cease to be a "Bank" for all purposes of this Agreement (except with respect to its rights hereunder to be reimbursed for costs and expenses, and to indemnification with respect to, matters attributable to events, acts or conditions occurring prior to such assumption and purchase) and shall no longer have any obligations hereunder. Upon each extension of the Termination Date, the Borrowers shall promptly deliver to each Bank replacement Notes stated to mature on the new Termination Date.

        Each Bank will use its best efforts to respond promptly to any Commitment Extension Request, provided that no Bank's failure to so respond shall create any claim against it or have the effect of extending the Termination Date.


        2.15 Notice of Costs; Substitution of Banks. Each Bank will notify the applicable Borrower of any event that will entitle such Bank to compensation under paragraphs 2.11 and 2.13 as promptly as practicable, but in any event within forty-five (45) days after an officer of the Bank responsible for matters concerning this Agreement has knowledge of such event. If such Bank fails to give such notice, such Bank shall only be entitled to such compensation for the period commencing on the date of the giving of such notice. Each Bank shall use its best efforts to avoid the need to give a notice under paragraph 2.11 or 2.13 by designating a different Applicable Lending Office outside of the United States if such designation would avoid the need to give such notice and will not, in the sole opinion of such Bank, be disadvantageous to such Bank. In the event any Borrower receives such notice or is otherwise required under the provisions of paragraphs 2.11 or 2.13 to make payments in a material amount to any Bank, the Borrowers may, so long as no Event of Default shall have occurred and be continuing, elect to substitute such Bank as a party to this Agreement; provided that, concurrently with such substitution, (i) the Borrowers shall pay such Bank all principal, interest and fees and other amounts (including without limitation, amounts, if any, owed under paragraph 2.11, 2.12 or 2.13) owed to such Bank through such date of termination, (ii) another commercial bank satisfactory to the Borrowers and the Agent (or if the

Agent is also the Bank to be substituted, the successor Agent) shall agree, as of such date, to become a Bank (whether by assignment or amendment) for all purposes under this Agreement and to assume all obligations of the Bank to be substituted as of such date, and (iii) all documents, supporting materials and fees necessary, in the judgment of the Agent (or if the Agent is also the Bank to be substituted, the successor Agent) to evidence the substitution of such Bank shall have been received and approved by the Agent as of such date.


3.      FEES; PAYMENTS.

        3.1 Facility Fee. The Borrowers jointly and severally agree to pay to the Agent for the account of the Banks a fee (the "Facility Fee") equal to the rate per annum determined by reference to Exhibit B hereto based upon the Funded Debt to Total Capitalization Ratio, multiplied by the Aggregate Commitments, which Facility Fee shall be payable in arrears on the last day of each March, June, September and December of each year, commencing on the first such date following the Effective Date and continuing until the later of the Termination Date or the date the Commitments are terminated and all sums due hereunder, under the Notes and under the other Loan Documents are paid in full.


        3.2 Fees of the Agent. The Borrowers jointly and severally agree to pay to the Agent for its own account, such fees (the "Agent's Fees") for its services hereunder in such amounts and at such times as previously agreed upon by Eastern, Boston Gas, Midland and the Agent.


        3.3 Computation of Interest and Fees.

        (a) Interest in respect of Alternate Base Rate Loans, the Facility Fee and all other fees payable by the Borrowers hereunder shall be calculated on the basis of a 365/366-day year for the actual number of days elapsed. Interest in respect of Eurodollar Rate Loans shall be calculated on the basis of a 360-day year for the actual number of days elapsed. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate or Eurodollar Rate shall become effective as of the opening of business on the day on which such change shall become effective. The Agent shall, as soon as practicable, notify the Borrowers and the Banks of the effective date and the amount of each such change but failure of the Agent to do so shall not in any manner affect the obligations of the Borrowers to pay interest on the Loans in the amounts and on the dates required.

        (b) Each determination of the Alternate Base Rate or the Eurodollar Rate by the Agent pursuant to any provision of this Agreement shall be presumed to be correct absent manifest error.

        3.4 Pro Rata Treatment and Application of Principal Payments. Each A Borrowing by the Borrowers from the Banks, each conversion of A Loans from one Type to the same or another Type, and each reduction of the Aggregate Commitments of the Banks, shall be made pro rata according to the Commitment Percentage of each Bank. All payments (including prepayments) to be made by the Borrowers on account of principal and interest on A Loans comprising the same Borrowing shall be made pro rata according to the outstanding principal amount of each Bank's A Loans and all payments to be made by the Borrowers on account of principal and interest on B Loans comprising the same B Borrowing shall be made as specified in paragraphs 2.3(c) and (d). All payments by the Borrowers on all Loans shall be made without set-off or counterclaim and shall be made prior to 12:00 noon, Boston time, on the date such payment is due, to the Agent for the account of the Banks at the Agent's office specified in paragraph 11.1, in each case in lawful money of the United States of America and in immediately available funds, and, as between the Borrowers and the Banks, any payment by any Borrower to the Agent for the account of the Banks shall be deemed to be payment by such Borrower to the Banks; provided, however, that any payment received by the Agent on any Business Day after 12:00 noon, Boston time, shall be deemed to have been received on the immediately succeeding Business Day. The Agent shall distribute such payments to the Banks promptly upon receipt in like funds as received. If any payment hereunder or on any Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day (unless, in the case of Eurodollar Loans, the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day) and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.


4       REPRESENTATIONS AND WARRANTIES. In order to induce the Agent and the
Banks to enter into this Agreement and the other Loan Documents and to make Loans hereunder, the Borrowers hereby represent and warrant to the Agent and to each Bank that:

        4.1 Subsidiary. The Borrowers have the Subsidiaries set forth on Exhibit H and own the number of shares of capital stock of each such Subsidiary as set forth in Exhibit H. The shares of each corporate Subsidiary owned by each Borrower are duly authorized, validly issued, fully paid and non-assessable and are owned free and clear of any Liens prohibited by paragraph 8.2.

        4.2 Existence and Power. Eastern is an unincorporated voluntary association duly established in conformity with the laws of the Commonwealth of Massachusetts under a Declaration of Trust dated July 18, 1929, and amendments thereof, copies of which have been duly filed with the Secretary of State of the Commonwealth of Massachusetts and elsewhere as required by law. Eastern is validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Boston Gas is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Midland is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Borrowers and each Subsidiary of the Borrowers is a corporation or other organization duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of the Borrowers and the Guarantor and each Subsidiary of the Borrowers has all requisite power and authority to own its Property and to carry on its business as now conducted. Each of the Borrowers and the Guarantor and each Subsidiary of the Borrowers is in good standing and duly qualified to do business in each jurisdiction in which the failure to so qualify would have a material adverse effect on the financial condition, Property, prospects or operations of such Borrower and its Subsidiaries on a Consolidated basis or the Guarantor and its Subsidiaries on a Consolidated basis.

        4.3 Authority. Each of the Borrowers and the Guarantor has full power and authority to enter into, execute, deliver and carry out the terms of the Loan Documents to which it is or is to become a party, to perform its obligations hereunder and thereunder, and, in the case of the Borrowers, to make the borrowings contemplated hereby, all of which have been duly authorized by all necessary action on its part and each such Person is in full compliance with its Charter and By-Laws or other organizational documents. No consent or approval of, or exemption by, shareholders or any Governmental Body is required to authorize, or is required in connection with the execution, delivery and performance of the Loan Documents or is required as a condition to the validity or enforceability of the Loan Documents, except, with respect to Boston Gas, for any approval of the DPU referred to in paragraph 6.3 as may be required.


        4.4 Binding Agreement. This Agreement constitutes and the other Loan Documents, when executed and delivered pursuant hereto for value received, will constitute, the valid and legally binding obligations of the Borrowers party thereto and the Guarantor, as applicable, enforceable against the Borrowers party thereto and the Guarantor, as applicable, in accordance with their respective terms, except as such enforceability may be limited by equitable principles and by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally.

        4.5 Litigation. Except for the matters set forth in the Designated Documents, there are no actions, suits or arbitration proceedings (whether or not purportedly on behalf of the Borrowers or the Guarantor or any Subsidiary of the Borrowers) pending or to the knowledge of the management of the Borrowers threatened against any of the Borrowers or the Guarantor or any Subsidiary of the Borrowers, or maintained by any of the Borrowers or the Guarantor or any

Subsidiary of the Borrowers, in law or in equity before any Governmental Body which, if decided adversely to such Borrower or the Guarantor or such Subsidiary, would result in a material adverse change in the financial condition, Property or operations of such Borrower and its Subsidiaries on a Consolidated basis or the Guarantor and its Subsidiaries on a Consolidated basis, after giving effect to reserves reflected in the financial statements referred to in paragraph 4.8 or the footnotes thereto. There are no proceedings pending or threatened against any of the Borrowers or the Guarantor or any Subsidiary of the Borrowers which call into question the validity and enforceability of any Loan Document.


        4.6 No Conflicting Agreements. Except for the matters set forth in Designated Documents, none of the Borrowers nor the Guarantor nor any Subsidiary of the Borrowers is in default under any agreement to which it is a party or by which it or any of its Property is bound the effect of which would have a material adverse effect on the financial condition, Property, prospects or operations of such Borrower and its Subsidiaries on a Consolidated basis or the Guarantor and its Subsidiaries on a Consolidated basis. No provision of the Charter or By-Laws or other organizational documents of any Borrower or the Guarantor, and no provision of any existing mortgage, indenture, contract, agreement, statute (including, without limitation, any applicable usury or similar law), rule, regulation, judgment, decree or order binding on any Borrower or the Guarantor or any Subsidiary of any Borrower would in any way prevent the execution, delivery or carrying out of the terms of the Loan Documents and the taking of any such action will not constitute a default under, or result in the creation or imposition of, or obligation to create, any Lien not permitted by paragraph 8.2 upon the Property of any Borrower or the Guarantor or any Subsidiary of any Borrower pursuant to the terms of any such mortgage, indenture, contract or agreement.


        4.7 Taxes. Each of the Borrowers and each Subsidiary of the Borrowers has filed or caused to be filed all tax returns material to such Borrower and such Subsidiary required by law to be filed, and has paid, or has made adequate provision for the payment of, all taxes shown to be due and payable on said returns or in any assessments made against it. No tax liens have been filed and no claims are being asserted with respect to such taxes which are required by GAAP to be reflected in the financial statements referred to in paragraph 4.8 and are not so reflected therein. The Internal Revenue Service has audited and settled upon, or the applicable statutes of limitation have run upon, all Federal income tax returns of the Borrowers and their Subsidiaries through the tax year ended December 31, 1988, and, to the extent required by GAAP, the results of all such audits are reflected in the financial statements referred to in paragraph 4.8. The charges, accruals and reserves on the books of the Borrowers and the Subsidiaries of the Borrowers with respect to all taxes are considered by the management of the Borrowers to be adequate, and the Borrowers know of no unpaid assessment which is due and payable against the Borrowers or any of the Subsidiaries of the

Borrowers which would have a material adverse effect on the financial condition, Property, prospects or operations of such Borrower and its Subsidiaries on a Consolidated basis, except such thereof as are being contested in good faith and by appropriate proceedings diligently conducted and for which adequate reserves have been set aside in accordance with GAAP.

        4.8 Financial Statements. Eastern, Boston Gas and Midland have heretofore delivered to each Bank (a) copies of each of their Consolidated Balance Sheets at December 31, 1992 and 1993, and the related Consolidated Statements of Income, Cash Flows and Shareholders' Equity for the years then ended and (b) copies of their Consolidated quarterly reports as of March 31, 1994, June 30, 1994 and September 30, 1994, each containing a Consolidated balance sheet and Consolidated statements of income and cash flows. The financial statements set forth in clause (a) above were audited and reported on by the Accountants on February 4, 1994 and the financial statements set forth in clause (b) above were prepared by Eastern, Boston Gas and Midland, as the case may be. Such financial statements fairly present the Consolidated financial condition and the Consolidated results of operations of Eastern, Boston Gas and Midland, as the case may be, and their Subsidiaries as of the dates and for the periods indicated therein, and have been prepared in conformity with GAAP. Except (x) as reflected in the financial statements specified in clause (a) above or in the footnotes thereto, or (y) as otherwise disclosed to the Banks prior to the Effective Date in a writing specifically referring to this paragraph 4.8, none of Eastern, Boston Gas or Midland nor any of their Subsidiaries has any obligation or liability of any kind (whether fixed, accrued, contingent, unmatured or otherwise) which is material to any such Borrower and its Subsidiaries on a Consolidated basis and which, in accordance with GAAP, should have been shown on such financial statements and were not, other than those incurred in the ordinary course of their respective businesses since December 31, 1993. Since December 31, 1993, each of Eastern, Boston Gas and Midland has conducted its business only in the ordinary course. As of the Effective Date, there has been no adverse change in the financial condition, Property, operations or prospects of any such Borrower and its Subsidiaries since December 31, 1993 which is material to any such Borrower and its Subsidiaries on a Consolidated basis.


        4.9 Compliance with Applicable Laws. Except as set forth in the Designated Documents, none of the Borrowers nor any of their Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree or decision of any Governmental Body applicable to such Borrower or such Subsidiary which default would have a material adverse effect on the financial condition, Property, prospects or operations of such Borrower and its Subsidiaries on a Consolidated basis. Except as set forth in the Designated Documents, each of the Borrowers and each Subsidiary of the Borrowers is complying in all material respects with all applicable material statutes and regulations of all Governmental Bodies, including

ERISA and all Environmental Laws, a violation of which would have a material adverse effect on the financial condition, Property, prospects or operations of such Borrower and its Subsidiaries on a Consolidated basis.

        4.10 Governmental Regulations. None of the Borrowers is an "Investment Company" as such term is defined in the Investment Company Act of 1940, as amended.


        4.11 Property. Each of the Borrowers and each of the Subsidiaries of the Borrowers have good and marketable title (except for Liens not prohibited by paragraph 8.2) to all of their Property, title to which is material to such Persons and their Subsidiaries on a Consolidated basis, subject to no Lien that is prohibited by paragraph 8.2.

        4.12 Federal Reserve Regulations. No Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended. No part of the proceeds of the Loans are to be used (i) for a purpose which violates the provisions of Regulations G, U or X of the Board of Governors of the Federal Reserve System, as amended, or (ii) for a purpose which violates any other applicable law, rule or regulation of any Governmental Body. Not more than twenty-five (25%) percent of the value of the aggregate of the assets of any Borrower is represented by margin stock within the meaning of said Regulation U.


        4.13 No Misrepresentation. No representation or warranty contained herein and no certificate or report furnished or to be furnished by any Borrower in connection with the transactions contemplated hereby, contains or will contain a misstatement of material fact, or omits or will omit to state a material fact required to be stated in order to make the statements herein or therein contained not misleading in the light of the circumstances under which made.


        4.14 Pension Plans. Each Plan, and to the best of the Borrowers' knowledge each Multiemployer Plan, established or maintained by the Borrowers and their Subsidiaries, is in material compliance with the applicable provisions of ERISA and the Code, and the Borrowers and their Subsidiaries have filed all material reports required to be filed with respect to each such Plan by ERISA and the Code. The Borrowers and their Subsidiaries have met all requirements with respect to funding the Plans imposed by ERISA or the Code. Since the effective date of ERISA, there have not been, nor are there now existing, any events or conditions which would permit any Plan and to the best of the Borrowers' knowledge any Multiemployer Plan to be terminated under circumstances which would cause the lien provided under Section 4068 of ERISA to attach to the

Property of any Borrower or any of their Subsidiaries. Since the effective date of ERISA, no reportable event as defined in Title IV of ERISA, which constitutes grounds for the termination of any Plan and to the best of the Borrowers' knowledge any Multiemployer Plan, has occurred and no Plan or any related trust has been terminated in whole or in part which would have a material adverse effect on the financial condition, Property or operations of any Borrower and its Subsidiaries on a Consolidated basis.

        4.15 Public Utility Holding Company Act. Eastern is a "holding company" and the other Borrowers are "subsidiaries" of a "holding company" as defined in the Public Utility Holding Company Act of 1935, as amended, but the Securities and Exchange Commission has exempted Eastern as a holding company and its Subsidiaries as such from the provisions of said Act and such exemption is in full force and effect. Eastern is not, and since April 10, 1940, has not been, controlled by any national of any foreign country designated in Presidential Executive Orders 8389 or 9193, as amended, or any regulations issued thereunder.


        4.16 Approvals. The Borrowers have obtained all authorizations, approvals or consents of and made all filings or registrations with all Governmental Bodies as are necessary to be obtained or made by the Borrowers for the execution, delivery or performance by the Borrowers of this Agreement or the Notes and all such authorizations, approvals and consents are in full force and effect, except, with respect to Boston Gas, for any approval of the DPU referred to in paragraph 6.3 as may be required.


        4.17 Net Plant Surplus. On each Borrowing Date on which the outstanding principal balance of Loans to Boston Gas hereunder would increase, Boston Gas will have sufficient net plant surplus as may be required by any applicable DPU Order to effect the Borrowing on such date.


5. CONDITIONS OF BORROWING - FIRST BORROWING. In addition to the requirements set forth in paragraph 6, the obligations of the Banks to make the initial Loans to any Borrower on the initial Borrowing Date for such Borrower are subject to the fulfillment of the following conditions precedent:

        5.1 Notes. Such Borrower shall have duly executed and delivered to the Agent a Note in favor of each of the Banks making such Loans.

        5.2 Guaranty. In the case of any Borrower other than Eastern, Boston Gas or Midland, Eastern shall have duly executed and delivered to the Agent a Guaranty (each, a "Guaranty") of the obligations of such Borrower hereunder and under the other Loan Documents to which such Borrower is or is to become a party, such Guaranty to be substantially in the form of Exhibit F hereto.

        5.3 Accession Agreement, etc. In the case of any Borrower other than Eastern, Boston Gas or Midland, the Borrower shall (a) have duly executed and delivered to the Agent an Accession Agreement, in or substantially in the form attached hereto as Exhibit K, pursuant to which such Borrower shall become a party to this Agreement as a Borrower and shall agree to perform all of the obligations and covenants of a Borrower hereunder (each, an "Accession Agreement") and (b) be at such time a Subsidiary of Eastern.

        5.4 Financial Statements. The Agent shall have received financial statements for such Borrower, as described in ss.7.6 hereof, for the two immediately preceding fiscal years of such Borrower and for any quarterly period(s) since the end of the last fiscal year of such Borrower, in each case, to the extent such financial statements are available.

        5.5 Evidence of Corporate or Trust Action of Borrower. The Agent shall have received a certificate, dated the initial Borrowing Date for such Borrower, from the Secretary or an Assistant Secretary of such Borrower (a) attaching a true and complete copy of the resolutions of its Board of Trustees or Directors and of all documents evidencing any other necessary action (in form and substance satisfactory to the Agent and to Special Counsel) taken by such Borrower to authorize the Borrower's execution, delivery and performance of the Loan Documents to which such Borrower is or is to become a party, including, without limitation, such Borrower's authority to make the borrowings contemplated hereunder, (ii) attaching a true and complete copy of the Charter and By-Laws or other organizational documents of such Borrower, and (iii) setting forth the incumbency of the officer or officers of such Borrower who sign the Loan Documents to which such Borrower is a party, including therein a signature specimen of such officer or officers, together with a certificate of the Secretary of State of the jurisdiction of incorporation or organization as to the Charter or other organizational document filed with the Secretary of State of such Borrower and the good standing and legal existence of, and the payment of franchise taxes therein by, such Borrower, together with such other documents as the Agent or Special Counsel shall reasonably require.

        5.6 Evidence of Corporate or Trust Action of Guarantor. In the case of any Borrower other than Eastern, Boston Gas or Midland, the Agent shall have received a certificate, dated the initial Borrowing Date for such Borrower, of the Secretary or an Assistant Secretary of Eastern (a) attaching a true and complete copy of the resolutions of its Board of Trustees or Directors and of all documents evidencing other necessary action (in form and substance satisfactory to the Agent and to Special Counsel) taken by Eastern to authorize the execution, delivery and performance of the Guaranty of Eastern with respect to such Borrower's obligations under the Loan Documents to which such Borrower is or is to become a party, (b) attaching a true and complete copy of the organizational documents of Eastern (or certifying as to the absence of any changes to the organizational documents of Eastern previously delivered to the Agent, if any), and (c) setting forth the incumbency of the officer or officers of Eastern who sign such Guaranty, including therein a signature specimen of such officer or officers, together with a certificate of the Secretary of State of the Commonwealth of Massachusetts as to the Declaration of Trust of Eastern and the good standing and legal existence of, and the payment of franchise taxes therein by, Eastern, together with such other documents as the Agent or Special Counsel shall reasonably require.

        5.7 Opinions of General Counsel.

        (a) In the case of the initial Borrowing by any of Eastern, Boston Gas or Midland, the Agent shall have received from the general counsel of such Borrower, seven signed copies of a favorable opinion addressed to the Agent and the Banks, dated such Borrowing Date and reasonably satisfactory in scope, form and substance to the Agent, as to (i) the due organization, existence, good standing and sufficiency of the power and authority of such Borrower; (ii) the due authorization, execution, delivery, validity, binding effect and enforceability, as to such Borrower, of this Agreement and any Notes issued by such Borrower; (iii) the absence of necessity for any authorization, approval or consent by any governmental or public regulatory authority which has not been obtained for the authorization, execution, delivery and performance of the terms of this Agreement and any Notes issued by such Borrower; (iv) each of (A) the execution and delivery by such Borrower of this Agreement and its Notes, (B) the consummation by such Borrower of the transactions contemplated hereby and (C) the performance by such Borrower of the terms hereof and of the Notes not conflicting with or resulting in the violation of any provision of the Charter or By-Laws or other organizational documents of such Borrower, or of any indenture, contract or agreement to which such Borrower is a party or to which it is subject, or any constitutional provision, statute, rule, regulation, order or decree binding upon such Borrower; (v) the absence (to the knowledge of such counsel after due diligence) of litigation or proceedings by or before any public agency or authority pending or threatened against such Borrower the outcome of which might materially and adversely affect the financial condition, business or operations of such Borrower, except as disclosed therein or in the Designated Documents, and (vi) such other legal matters incident to the transactions contemplated hereby as the Agent may reasonably request.

        (b) In the case of the initial Borrowing by any Borrower other than Eastern, Boston Gas or Midland, the Agent shall have received from the general counsel of such Borrower, or if such Borrower has no general counsel, from general counsel to Eastern, seven signed copies of a favorable opinion addressed to the Agent and the Banks, dated such Borrowing Date and reasonably satisfactory in scope, form and substance to the Agent, as to (i) the due organization, existence, good standing and sufficiency of the power and authority of such Borrower; (ii) the due authorization, execution, delivery, validity, binding effect and enforceability, as to such Borrower, of this Agreement and any Notes issued by such Borrower; (iii) the absence of necessity for any authorization, approval or consent by any governmental or public regulatory authority which has not been obtained for the authorization, execution, delivery and performance of the terms of this Agreement and any Notes issued by such Borrower; (iv) each of (A) the execution and delivery by such Borrower of this Agreement and its Notes, (B) the consummation by such Borrower of the transactions contemplated hereby and (C) the performance by such Borrower of the terms hereof and of the Notes not conflicting with or resulting in the violation of any provision of the Charter or By-Laws or other organizational documents of such Borrower, or of any indenture, contract or agreement to which such Borrower is a party or to which it is subject, or any constitutional provision, statute, rule, regulation, order or decree binding upon such Borrower; (v) the absence (to the knowledge of such counsel after due diligence) of litigation or proceedings by or before any public agency or authority pending or threatened against such Borrower the outcome of which might materially and adversely affect the financial condition, business or operations of such Borrower, except as disclosed therein or in the Designated Documents, and (vi) such other legal matters incident to the transactions contemplated hereby as the Agent may reasonably request.

        (c) In the case of the initial Borrowing by any Borrower other than Eastern, Boston Gas or Midland, the Agent shall have received from the general counsel of Eastern, seven signed copies of a favorable opinion addressed to the Agent and the Banks, dated such Borrowing Date and reasonably satisfactory in scope, form and substance to the Agent, as to (i) the due organization, existence, good standing and sufficiency of the power and authority of Eastern;
(ii) the due authorization, execution, delivery, validity, binding effect and enforceability, as to Eastern, of the Guaranty executed by Eastern; (iii) the absence of necessity for any authorization, approval or consent by any governmental or public regulatory authority which has not been obtained for the authorization, execution, delivery and performance of the terms of such Guaranty; (iv) each of (A) the execution and delivery by Eastern of such Guaranty, (B) the consummation by Eastern of the transactions contemplated thereby and (C) the performance by Eastern of the terms thereof not conflicting with or resulting in the violation of any provision of the Charter or By-Laws or other organizational documents of Eastern, or of any indenture, contract or agreement to which Eastern is a party or to which it is subject, or any constitutional provision, statute, rule, regulation, order or decree binding upon Eastern; (v) the absence (to the knowledge of such counsel after due diligence) of litigation or proceedings by or before any public agency or authority pending or threatened against Eastern the outcome of which might materially and adversely affect the financial condition, business or operations of Eastern except as disclosed therein or in the Designated Documents, and (vi) such other legal matters incident to the transactions contemplated hereby as the Agent may reasonably request.

        5.8 Existing Credit Facility. All amounts owing from any of the Borrowers or any of their Subsidiaries in respect of the Existing Credit Facility shall have been paid in full and all commitments of the lenders thereunder shall have been terminated.

        5.9  Fees. The fees of Special Counsel shall have been paid.

        5.10 Approval of Special Counsel. All legal matters incident to the making of the first Loans to any Borrower on the initial Borrowing Date for such Borrower shall be satisfactory to Special Counsel, and the Agent shall have received from Special Counsel an opinion addressed to the Banks and to the Agent, dated such Borrowing Date, substantially in the form of Exhibit I.


6. CONDITIONS OF BORROWING - ALL BORROWINGS. The obligations of the Banks to make any Loans hereunder on any Borrowing Date are subject to the fulfillment of the following conditions precedent:

        6.1 Compliance. On each Borrowing Date, and after giving effect to the Loans to be made on such date (a) each of the Borrowers and the Guarantor shall be in compliance with all of the terms, covenants and conditions of this Agreement and the other Loan Documents applicable to it, (b) there shall exist no Event of Default, and (c) the representations and warranties contained in this Agreement or in any other Loan Document, or otherwise in writing made by any Borrower or the Guarantor in connection herewith or therewith shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on such Borrowing Date (except such thereof as specifically refer to an earlier date and except for changes resulting from mergers, consolidations or Sales of assets or stock not prohibited by paragraphs 8.6, 8.6A or 8.6B) and the Agent shall have received a certificate, dated the Borrowing Date, and signed on behalf of each of the Borrowers by a duly authorized officer of each such Borrower, to the same effect as all of the foregoing matters.

        6.2 Loan Closings. All documents required by paragraphs 5 and 6 of this Agreement to be executed and/or delivered to the Agent on or before the applicable Borrowing Date shall have been executed and delivered to the Agent at the office of the Agent set forth in paragraph 11 on or before such Borrowing Date.

        6.3 DPU Approval. In the case of any Borrowing by Boston Gas, the Agent shall have received true copies for each Bank of any required order or orders of the DPU approving such Borrowing. Such approval shall be final and shall no longer be subject to appeal, shall be in full force and effect and shall be in form and substance reasonably satisfactory to the Agent and Special Counsel. In addition, the Agent shall have received a certificate of the Secretary of Boston Gas to the effect that there are no consents, approvals or licenses of any governmental or public regulatory authority required in connection with such Borrowing by Boston Gas that have not been obtained.

        6.4. Opinion of General Counsel of Boston Gas. In the case of any Borrowing by Boston Gas, the Agent shall have received from the general counsel of Boston Gas seven signed copies of a favorable opinion addressed to the Agent and the Banks, dated such Borrowing Date and satisfactory in scope, form and substance to the Agent, to the effect that Boston Gas has obtained all necessary approvals of the DPU for such Borrowing and that such approvals are then in full force and effect or that no such approval of the DPU is required.

        6.5 Approval of Counsel. All legal matters in connection with the making of each Loan on such Borrowing Date shall be reasonably satisfactory to such counsel with whom the Agent may deem it necessary to consult.


        6.6 Borrowing Request. The Agent shall have received a Borrowing
Request.

        6.7 Legality of Transactions. It shall not be unlawful for the Agent, any Bank, any Borrower or the Guarantor to perform any of its obligations under any of the Loan Documents.

        6.8 Borrowers other than Eastern. In the case of any Borrower other than Eastern, such Borrower shall be a Subsidiary of Eastern on such Borrowing Date. In the case of any Borrower other than Eastern, Boston Gas or Midland, the Guaranty with respect to such Borrower shall be in full force and effect on such Borrowing Date.

        6.9 Other Documents. The Agent shall have received documents as the Agent shall reasonably require.

7.      AFFIRMATIVE COVENANTS.

        The Borrowers covenant and agree that on and after the Effective Date until the later of the termination of all of the Commitments or the payment in full of all of the Notes and the performance by the Borrowers of all of their other obligations hereunder and under the other Loan Documents, unless the Agent shall otherwise consent in writing as provided in paragraph 13, each Borrower will:

        7.1 Existence. Maintain, and cause each of its Subsidiaries to maintain, its existence in good standing in the jurisdiction of its incorporation or organization and in each other jurisdiction in which the character of the Property owned or leased by it or the transaction of its business makes such qualification necessary, except in the case of any Subsidiary where the failure so to maintain or qualify would not have a material adverse effect on the financial condition, Property or operations of such Borrower and its Subsidiaries on a Consolidated basis, and except as a result of a merger, consolidation or Sale of assets or stock not prohibited by paragraphs 8.6, 8.6A or 8.6B.

        7.2 Taxes. Pay and discharge when due, and cause each of its Subsidiaries to pay and discharge when due, all taxes, assessments and governmental charges and levies upon such Borrower and such Subsidiaries, and upon the income, profits and Property of such Borrower and such Subsidiaries, which if unpaid would have a material adverse effect on the financial condition, Property or operations of such Borrower and such Subsidiaries on a Consolidated basis or would become a Lien prohibited by paragraph 8.2, unless and to the extent only that such taxes, assessments, charges and levies, (a) shall be contested in good faith and by appropriate proceedings diligently conducted by such Borrower or such Subsidiary, provided that such reserve or other appropriate provision, if any, as shall be required in accordance with GAAP shall have been made therefor, or (b) are not in the aggregate material to the financial condition, Property or operations of such Borrower and such Subsidiaries on a Consolidated basis.

        7.3 Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with financially sound insurance carriers on such of its Property in such amounts, subject to such deductibles and self-insured amounts and against such risks as is customarily maintained by similar businesses, including, without limitation, public liability, workers' compensation and employee fidelity insurance.

        7.4 Payment of Indebtedness and Performance of Obligations. Pay and discharge promptly, and cause each of its Subsidiaries to pay and discharge promptly, all lawful indebtedness, obligations and claims for labor, materials and supplies or otherwise which, if unpaid, would (a) have a material adverse effect on the financial condition, Property or operations of such Borrower and its Subsidiaries on a Consolidated basis, or (b) become a Lien not permitted by paragraph 8.2, provided that neither such Borrower nor any such Subsidiary shall be required to pay and discharge or cause to be paid and discharged any such indebtedness, obligation or claim so long as the validity thereof shall be contested in good faith and by appropriate proceedings diligently conducted by such Borrower or such Subsidiary, and provided further, that such reserve or other appropriate provision as shall be required in accordance with GAAP shall have been made therefor.

        7.5 Observance of Legal Requirements; ERISA. Observe and comply, and cause each of its Subsidiaries to observe and comply, in all material respects with all laws (including ERISA and all Environmental Laws), ordinances, orders, judgments, rules, regulations, certifications, franchises, permits, licenses, directions and requirements of all Governmental Bodies, which now or at any time hereafter may be applicable to such Borrower or such Subsidiary, a violation of which would have a material adverse effect on the financial condition, Property or operations of such Borrower and its Subsidiaries on a Consolidated basis, except such thereof as shall be contested in good faith and by appropriate proceedings diligently conducted by such Borrower or such Subsidiary, provided that such reserve or other appropriate provision as shall be required in accordance with GAAP shall have been made therefor.

        7.6 Financial Statements and Other Information. Furnish to the Agent and the Banks:

        (a) as soon as available, but in no event more than one hundred twenty
(120) days after the close of each fiscal year of such Borrower, copies of its audited (in the case of Eastern, Boston Gas and Midland) or unaudited (in the case of any other Borrower) Consolidated Balance Sheet and the related audited (in the case of Eastern, Boston Gas and Midland) or unaudited (in the case of any other Borrower) Consolidated Statements of Income, Cash Flows and Shareholders' Equity for such fiscal year setting forth in comparative form the corresponding figures for the preceding fiscal year. In the case of Eastern, Boston Gas and Midland, such financial statements shall be accompanied by a report of the Accountants which report shall state that said financial statements fairly present the financial position and results of operations of such Borrower as at the end of and for such fiscal year except as specifically stated therein. In the case of all Borrowers, such financial statements shall be accompanied by a certificate signed on behalf of such Borrower by the principal financial officer thereof to the effect that having read this Agreement, and based upon an examination which in the opinion of such officer was sufficient to enable such officer to make an informed statement, (i) such statements fairly present the financial position and results of the operations of such Borrower and its Subsidiaries on a Consolidated basis to the best of such officer's knowledge, (ii) nothing came to such officer's attention which caused such officer to believe that an Event of Default has occurred, or if an Event of Default has occurred, stating the facts with respect thereto and whether the same has been cured prior to the date of such certificate, and, if not, what action is proposed to be taken with respect thereto and (iii) nothing came to such officer's attention which caused such officer to believe that the Borrowers and the Guarantor are not in compliance with all of the terms, covenants and conditions of this Agreement and the other Loan Documents;

        (b) as soon as available, but in no event more than sixty (60) days after the close of each quarter (except the last quarter) of each fiscal year of such Borrower, copies of its Consolidated Balance Sheet and Consolidated Statements of

Income and Cash Flows as of and through the end of such quarter, together with a certificate signed on behalf of such Borrower by the principal financial officer thereof to the effect that having read this Agreement, and based upon an examination which in the opinion of such officer was sufficient to enable such officer to make an informed statement, (i) such statements fairly present the financial position and results of the operations of such Borrower and its Subsidiaries on a Consolidated basis to the best of such officer's knowledge,
(ii) nothing came to such officer's attention which caused such officer to believe that an Event of Default has occurred, or if an Event of Default has occurred, stating the facts with respect thereto and whether the same has been cured prior to the date of such certificate, and, if not, what action is proposed to be taken with respect thereto and (iii) nothing came to such officer's attention which caused such officer to believe that the Borrowers and the Guarantor are not in compliance with all of the terms, covenants and conditions of this Agreement and the other Loan Documents;

        (c) simultaneously with the delivery of the financial statements referred to in paragraphs (a) and (b) above, a statement certified by the principal financial or accounting officer of Eastern in substantially the form of Exhibit J hereto and setting forth in reasonable detail computations evidencing compliance with the covenants contained in ss 8 and (if applicable) a statement explaining the effect of any changes in GAAP since December 31, 1993;


        (d) promptly after any Authorized Signatory has knowledge thereof, notice of: (i) failure of any Borrower or the Guarantor to comply with the terms, covenants and conditions of this Agreement and the other Loan Documents applicable to it or (ii) the existence of any Event of Default;

        (e) prompt written notice in the event that (i) such Borrower or any of its Subsidiaries shall fail to make any payments when due and payable under any Plan or Multiemployer Plan, or (ii) such Borrower or such Subsidiary shall receive notice from the Internal Revenue Service or the Department of Labor that such Borrower or such Subsidiary shall have failed to meet the minimum funding requirements of any Plan or Multiemployer Plan, including therewith a copy of such notice; and

        (f) promptly upon becoming available, copies of all regular, periodic or special reports or other material which may be filed with or delivered by such Borrower to the Securities and Exchange Commission, or any other Governmental Body succeeding to the functions thereof; and

        (g) such other information and reports relating to the affairs of such Borrower and its Subsidiaries, as the Agent or any Bank at any time or from time to time may reasonably request.

        7.7 Inspection. Permit representatives of the Agent or any Bank to visit the offices of such Borrower or any of its Subsidiaries, to examine the books and records thereof and to make copies or extracts therefrom, and to discuss the affairs of such Borrower and such Subsidiaries with the officers, including the financial officers, thereof, at reasonable times, at reasonable intervals and with reasonable prior notice.

8. NEGATIVE COVENANTS. The Borrowers covenant and agree that from the Effective Date until the later of the termination of all of the Commitments or the payment in full of all of the Notes and the performance by the Borrowers of all of their other obligations hereunder and under the other Loan Documents, unless the Agent shall otherwise consent in writing as provided in paragraph 13, no Borrower will:

        8.1 Indebtedness. Create, incur, assume, guarantee or suffer to exist any Indebtedness of Eastern other than:

            (a) Indebtedness incurred under the Loan Documents; and

            (b) other Indebtedness not in excess of Sixty Million Dollars ($60,000,000) in the aggregate outstanding at any time.

        8.2   Liens. Create, incur, assume or suffer to exist:

               (a) Liens on more than twenty percent (20%) of the outstanding shares of any class of Voting Stock of (i) Boston Gas or Midland, or
        (ii) any other Borrower (other than Eastern) at a time when such Borrower has outstanding any Loan or Borrowing Request; in each case, except for Permitted Liens; or

               (b) Liens on any current assets (as such term is defined in accordance with GAAP) of (i) Boston Gas or Midland or their Subsidiaries or (ii) any other Borrower (other than Eastern) at a time when such Borrower has outstanding any Loan or Borrowing Request, securing Indebtedness in excess of Five Million Dollars ($5,000,000) in the aggregate outstanding at any time; in each case, except for Permitted Liens; or

               (c) Liens on any other properties or assets of Eastern, Boston Gas, Midland or any other Borrower (if such other Borrower has any Loan or Borrowing Request outstanding), other than:

                    (i) Liens on any other properties or assets now owned or
               hereafter acquired by Eastern securing Indebtedness of Eastern permitted by paragraph 8.1(b);

                    (ii) Liens on any other properties or assets now owned or
               hereafter acquired by Eastern securing any other Indebtedness of Eastern, so long as Eastern shall have made effective provision whereby any and all of the Loans shall be equally and ratably secured with any and all such Indebtedness and with any and all other Indebtedness similarly entitled to be equally and ratably secured;

                    (iii) Liens on any other properties or assets now owned or hereafter acquired by Boston Gas securing any Indebtedness of Boston Gas, so long as Boston Gas shall have made effective provision whereby any and all of the Loans shall be equally and ratably secured with any and all such Indebtedness and with any and all other Indebtedness similarly entitled to be equally and ratably secured;

                    (iv) Permitted Liens.

        8.3 Minimum Fixed Charge Coverage. Permit the ratio of Consolidated EBITDA to Consolidated Total Interest Expense to be less than 3.00:1.00 during any period of four consecutive Fiscal Quarters of Eastern ending after the date hereof.

        8.4 Minimum Consolidated Adjusted Tangible Net Worth. Permit Consolidated Adjusted Tangible Net Worth at any time to be less than Three Hundred Million Dollars ($300,000,000), plus fifty percent (50%) of any Net Securities Proceeds received by Eastern from the issuance of shares of its capital stock after the date hereof, less the aggregate of all amounts (up to a maximum of Fifty Million Dollars ($50,000,000)) paid by Eastern to its shareholders to repurchase shares of its capital stock.

        8.5 Maximum Funded Debt to Total Capitalization Ratio. Permit the ratio of Consolidated Funded Debt to Total Capitalization (the "Funded Debt to Total Capitalization Ratio") to be greater than 0.65:1.00 at any time after the date hereof.

        8.6 Merger, Consolidation, Disposition of Assets, Etc. - Boston Gas and Midland.

              (a) Effect any merger or consolidation with respect to which Boston Gas or Midland is a constituent entity, other than a merger or consolidation of one or more of the Subsidiaries of Boston Gas or Midland with and into Boston Gas or Midland, with Boston Gas or Midland being the surviving entity; or

             (b) Effect any Sale of any assets of Boston Gas or Midland (including shares of capital stock held by Boston Gas or Midland) if such Sale would result in Boston Gas and Midland, on a combined basis, having effected Sales of assets having an aggregate fair market value
        (i) in excess of Fifty Million Dollars ($50,000,000) during any calendar year or (ii) in excess of One Hundred Fifty Million Dollars ($150,000,000) during the period commencing on the Effective Date and ending on the Termination Date, other than Sales of assets in the ordinary course of business of Boston Gas or Midland and Sales of assets which are excess, obsolete, worn out or no longer used or useful in the ordinary course of business of Boston Gas or Midland or which have been replaced by other assets of a similar type; or

             (c) Effect any Sale of any shares of any class of Voting Stock of Boston Gas or Midland, or issue any shares of any class of Voting Stock of Boston Gas or Midland, or issue any warrants, options or other rights with respect to such shares, if such Sale or issuance would result in Persons other than Eastern holding or having the right to purchase more than twenty percent (20%) in the aggregate of the shares of any class of Voting Stock of either of Boston Gas or Midland;

provided, that, so long as each of the following conditions are satisfied the Borrowers may enter into the transactions otherwise prohibited by clauses (a),
(b) and (c) above:

                      (i) no Event of Default is continuing immediately prior to such merger, consolidation, Sale or issuance or would result therefrom;

                      (ii) immediately after giving effect to any such merger,
               consolidation, Sale or issuance, Boston Gas and Midland (including any successor to either of them referred to in clause
               (v) below) would continue to be Subsidiaries of Eastern (including any successor to it referred to in paragraph 8.6A);

                      (iii) in the event that any Borrower receives any shares
               of capital stock of any Person in connection with such a merger, consolidation, Sale or issuance, the issuer of such shares is engaged primarily in one or more aspects of a Primary Business;

                      (iv) all or substantially all after-tax proceeds received
               by any Borrower in connection with such merger, consolidation, Sale or issuance (other than shares of capital stock referred to in clause (iii) above), net of all expenses incurred by such Borrower in connection therewith, shall be used or invested in one or more aspects of a Primary Business or used to make a Primary Business Acquisition;

                      (v) in the case of any such merger or consolidation, or
               any Sale of all or substantially all of the assets of Boston Gas or Midland, the surviving entity of such merger or consolidation, or the purchaser of all or substantially all of the assets of Boston Gas or Midland shall have executed and delivered to the Agent an Accession Agreement pursuant to which such surviving entity or such purchaser shall have agreed to become a party to the Loan Documents for all purposes, to assume all Loans of Boston Gas or Midland, as the case may be, and all other obligations of Boston Gas or Midland, as the case may be, under the Loan Documents to which Boston Gas or Midland, as the case may be, is party, and to duly and punctually perform and observe of all the terms, covenants and conditions of the Loan Documents to be kept or performed by Boston Gas or Midland, as the case may be;

                      (vi) any successor to Boston Gas or Midland referred to in clause (v) above shall be a business corporation incorporated or organized under the laws of a State of the United States of America and, immediately after giving effect to any merger, consolidation or Sale referred to in clause (v) above, shall be a Subsidiary of Eastern and be engaged primarily in one or more aspects of a Primary Business; and

                      (vii) if Boston Gas or Midland, as applicable, shall have
               made its initial Borrowing hereunder prior to such transaction, the Agent shall, at the time of such transaction, receive the documents described in paragraphs 5.5 and 5.7(a) (with conforming changes to reflect such transaction) with respect to any successor to Boston Gas or Midland, as applicable.

        8.6A  Merger or Consolidation - Eastern.

        Effect any merger or consolidation with respect to which Eastern is a constituent entity, other than (a) a merger or consolidation of one or more Subsidiaries of Eastern with and into Eastern with Eastern being the surviving entity or (b) a merger solely for the purpose of accomplishing a change in form or place of organization or incorporation of Eastern, provided that (1) the entity surviving such merger shall be a business corporation organized or incorporated under the laws of a State of the United States of America or a business trust organized under the laws of the State of Delaware or the Commonwealth of Massachusetts, (2) such entity shall have executed and delivered to the Agent an Accession Agreement in the form described in clause (v) of paragraph 8.6, (3) if Eastern shall have made its initial Borrowing hereunder prior to such transaction, the Agent shall, at the time of such transaction, receive the documents described in paragraphs 5.5 and 5.7(a) (with conforming changes to reflect such transaction) with respect to such successor entity, and (4) if Eastern shall have executed any Guaranties prior to such transaction, the Agent shall, at the time of such transaction, receive the documents described in paragraphs 5.5 and 5.7(c) (with conforming changes to reflect such transaction) with respect to such successor entity.

     8.6B     Merger, Consolidation, Disposition of Assets, Etc. - Other
     Borrowers.

        Effect (a) any merger or consolidation with respect to which any Borrower (other than Eastern, Boston Gas or Midland) is a constituent entity,
(b) any Sale of any assets (including any shares of capital stock held by such Borrower) of any Borrower (other than Eastern, Boston Gas or Midland) other than sales in the ordinary course of business and sales of assets which are excess, obsolete, worn out or no longer used or useful in the ordinary course of business of such Borrower or which have been replaced by other assets of a similar type or (c) any Sale or issuance to any Person other than Eastern of shares of capital stock of any Borrower (other than Eastern, Boston Gas or Midland), if on the date of such merger, consolidation, Sale or issuance there exists (i) any unpaid balance with respect to any Loan made to such Borrower or
(ii) any outstanding Borrowing Request made by such Borrower; provided that in the event any Borrower (other than Eastern, Boston Gas or Midland) shall merge or consolidate with any other entity in accordance with the terms of this paragraph 8.6B and such Borrower shall not be the entity surviving such merger or consolidation, then such Borrower shall cease to be a Borrower for all purposes hereunder.

        8.7 Restrictive or Inconsistent Agreements. Enter into or become bound by or permit to exist any document, instrument or agreement:

               (a) which would, directly or indirectly, prohibit or impose any condition more restrictive than the conditions in effect on the Effective Date (after giving effect to this Agreement) upon the declaration or payment of dividends or distributions, the incurrence of, or refinancing of, Indebtedness under the Loan Documents (as the Loan Documents may be amended or otherwise modified from time to time), or the amendment or modification of any of the Loan Documents; or

               (b) containing any provision that would be violated or breached by any Loan or by the performance by any of the Borrowers of their obligations hereunder or under any Loan Document.

        8.8 Federal Reserve Regulations. (a) Engage principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended, or (b) use any part of the proceeds of the Loans (i) for a purpose which violates the provisions of Regulations G, U or X of the Board of Governors of the Federal Reserve System, as amended, or (ii) for a purpose which violates any other applicable law, rule or regulation of any Governmental Body, or (c) permit more than twenty-five (25%) percent of the value of the aggregate of its assets to be represented by margin stock within the meaning of said Regulation U.

9. EVENTS OF DEFAULT. The following shall each constitute an Event of Default hereunder:

        (a) the failure of any Borrower to pay the principal of any Loan when due; or

        (b) the failure of any Borrower to make any payment of interest on any of the Loans when due and such failure shall continue unremedied for a period of five (5) Business Days after the same shall become due; or

        (c) the failure of the Borrowers to make payment of the Facility Fee, the Agent's Fees or, except as otherwise specifically provided herein, any other amount payable hereunder within ten (10) days after receipt by the Borrowers of written notice from the Agent that such payment is due; or

        (d) the failure of any Borrower to observe or perform any covenant or agreement contained in paragraph 8 to be observed or performed by such Borrower at any time when any Loan or Borrowing Request is outstanding and such failure shall continue unremedied for a period of five (5) Business Days after receipt by the Borrower of written notice of such failure from the Agent; or

        (e) the failure of any Borrower, at any time when there is no Loan or Borrowing Request outstanding, to observe or perform any covenant or agreement contained in paragraph 8 to be observed or performed by such Borrower and such failure shall continue unremedied for a period of ten (10) Business Days after receipt by the Borrower of written notice of such failure from the Agent; or

        (f) the failure of any Borrower or the Guarantor to observe or perform any other term, covenant, or agreement contained in this Agreement or in any other Loan Document to be observed or performed by such Borrower or the Guarantor and such failure shall have continued unremedied for a period of thirty (30) days after written notice, specifying such failure and requiring it to be remedied, shall have been given to such Borrower or the Guarantor by the Agent; or

        (g) any material representation or warranty made herein or in any other Loan Document or in any certificate, report, or notice delivered or to be delivered by any Borrower or the Guarantor pursuant hereto or thereto, shall prove to have been incorrect in any material respect when made, unless, within ten (10) Business Days after notice thereof is given to such Borrower or the Guarantor (as the case may be) by the Agent, such Borrower or the Guarantor (as the case may be) reissues such certificate, report or notice making the same representation or warranty, which shall be true in all material respects as of the date such reissued certificate, report or notice is made; or

        (h) the failure of any Borrower or the Guarantor or any Subsidiary of any Borrower to (i) observe or perform any term, covenant or agreement with respect to Funded Debt in excess of Three Million Dollars ($3,000,000), whether as principal, guarantor, surety or otherwise, and such failure shall permit the holder or holders thereof (or their representative) to accelerate or require any repayment, redemption or repurchase thereof prior to the scheduled maturity thereof or (ii) pay when due or within any applicable grace period any principal, interest or other amount in respect of Funded Debt in excess of Three Million Dollars ($3,000,000), whether as a principal, guarantor, surety or other obligor; or

        (i) any Borrower or the Guarantor or any Subsidiary of any Borrower shall (i) make an assignment for the benefit of creditors, (ii) admit in writing its inability to pay its debts as they become due or generally fail to pay its debts as they become due, (iii) file a voluntary petition in bankruptcy, (iv) become insolvent (however such insolvency shall be evidenced), (v) file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment of debt, or similar relief under any present or future statute, law or regulation of any jurisdiction, (vi) petition or apply to any tribunal for any trustee, receiver, custodian, liquidator or fiscal agent for any substantial part of its Property, (vii) be the subject of any proceeding referred to in clause (vi) above or an involuntary bankruptcy petition filed against it which remains undismissed for a period of ninety (90) days, (viii) file any answer admitting or not contesting the material allegations of any such petition filed against it, or of any order, judgment or decree approving such petition in any such proceeding, (ix) seek, approve, consent to, or acquiesce in any such proceeding, or in the appointment of any trustee, receiver, custodian, liquidator, or fiscal agent for it, or any substantial part of its Property, or an order is entered appointing any such trustee, receiver, custodian, liquidator or fiscal agent and such order remains in effect for ninety (90) days, (x) take any formal action for the purpose of effecting any of the foregoing, (xi) take any formal action looking to the liquidation or dissolution of any Borrower or the Guarantor (except as a result of a merger, consolidation or Sale of assets or stock not prohibited by paragraphs 8.6, 8.6A or 8.6B), or (xii) liquidate, dissolve, suspend or discontinue its business (except as a result of a merger, consolidation or Sale of assets or stock not prohibited by paragraphs 8.6, 8.6A or 8.6B); or

        (j) an order for relief is entered under the United States bankruptcy laws or any other decree or order is entered by a court having jurisdiction (i) adjudging any Borrower or the Guarantor or any Subsidiary of any Borrower a bankrupt or insolvent, or (ii) approving as properly filed a petition seeking reorganization, liquidation, arrangement, adjustment or composition of or in respect of any Borrower or the Guarantor or any Subsidiary of any Borrower under the United States bankruptcy laws or any other applicable Federal or state law, or (iii) appointing a trustee, receiver, custodian, liquidator, or fiscal agent (or other similar official) of any Borrower or the Guarantor or any Subsidiary of any Borrower or of any substantial part of the Property of any thereof, or
(iv) ordering the winding up or liquidation of the affairs of any Borrower or the Guarantor or any Subsidiary of any Borrower; or

        (k) judgments or decrees against the Borrowers and the Subsidiaries of the Borrowers and the Guarantor for an aggregate amount in excess of Five Million Dollars ($5,000,000) shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of sixty (60) days; or

        (l) any fact or circumstance, including any Reportable Event as defined in Title IV of ERISA, at a time when there exists an underfunding of the Plan in an amount in excess of Five Hundred Thousand Dollars ($500,000), which constitutes grounds for the termination of any Plan by the PBGC or for the appointment of a trustee to administer any Plan, shall have occurred and be continuing for a period of thirty (30) days; or

        (m) Boston Gas or Midland (or any other Borrower (other than Eastern) at a time when there is outstanding any Loan made to it or a Borrowing Request made by it) shall cease to be a Subsidiary of Eastern; or

        (n) any Guaranty with respect to a Borrower (other than Eastern, Boston Gas or Midland) that has any outstanding Loans shall be held by a court of competent jurisdiction to be invalid or unenforceable, and all of such outstanding Loans shall not be paid in full within ten (10) days thereafter; or

        (o) any "person", as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, other than Eastern, shall become a direct or indirect beneficial owner, determined in accordance with Rule 13d-3 under such Act, of shares of Voting Stock representing more than thirty percent (30%) of the combined voting power of the then outstanding shares of Voting Stock of Eastern, other than as a result of the issuance of shares of Voting Stock of Eastern in connection with a Primary Business Acquisition; or during any period of two (2) consecutive years, (i) individuals who at the beginning of the period were members of the Board of Trustees or Board of Directors of Eastern and (ii) individuals who were appointed or elected trustees or directors during such period and whose election or appointment by Eastern's trustees or directors (or whose nomination for election by Eastern's stockholders) was approved by two-thirds (2/3) of that portion of Eastern's trustees or directors comprised of individuals then still in office who were trustees or directors at the beginning of such period and individuals who were approved in accordance with this clause (ii), shall together cease to constitute a majority of the Board of Trustees or Board of Directors of Eastern then in office.

        Upon the occurrence and during the continuance of an Event of Default under this paragraph 9, the Agent, upon the request of the Majority Banks, shall notify the Borrowers that the Commitments have been terminated and that the Notes, all accrued interest thereon and all other amounts owing under this Agreement and the other Loan Documents are immediately due and payable, provided that upon the occurrence of an event specified in paragraphs 9(i) or 9(j), the Commitments shall automatically terminate and the Notes (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall become immediately due and payable without notice to any Borrower. Except for any notice expressly provided for in this paragraph 9, the Borrowers hereby expressly waive any presentment, demand, protest, notice or action of protest or other notice of any kind. The Borrowers hereby further expressly waive and covenant not to assert any appeasement, valuation, stay, extension, redemption or similar laws, now or at any time hereafter in force, which might delay, prevent or otherwise impede the performance or enforcement of this Agreement, the Notes or other Loan Documents.

        In the event that the unpaid principal balance of the Notes, all accrued interest thereon and all other amounts owing under this Agreement shall have been declared due and payable pursuant to the provisions of this paragraph 9, the Agent may, and upon (i) the request of the Majority Banks and (ii) the providing by all of the Banks to the Agent of an indemnity in form and substance satisfactory to the Agent in accordance with paragraph 10.3 against all expenses and liabilities shall, proceed to enforce the rights of the holders of the Notes by suit in equity, action at law and/or other appropriate proceedings, whether for payment or the specific performance of any covenant or agreement contained in this Agreement, the Notes or the other Loan Documents. The Agent shall be justified in failing or refusing to take any action hereunder, under the Notes and under the other Loan Documents unless it shall be indemnified to its satisfaction by the Banks pro rata according to the aggregate outstanding principal balance of the Notes against any and all liabilities and expenses which may be incurred by it by reason of taking or continuing to take any such action. In the event that the Agent, having been so indemnified, or not being indemnified to its satisfaction, shall fail or refuse so to proceed, any Bank shall be entitled to take such action as it shall deem appropriate to enforce its rights hereunder, under its Notes and under the other Loan Documents, with the consent of the Banks, it being understood and intended that no one or more of the holders of the Notes shall have any right to enforce payment thereof except as provided in this paragraph 9 and in paragraph 12.

        If an Event of Default shall have occurred and shall be continuing, the Agent may, and at the request of the Majority Banks shall, notify the Borrowers (by telephone or otherwise) that all or such lesser amount as the Majority
Banks shall designate of the outstanding Eurodollar Rate Loans and B Loans automatically shall be converted to Alternate Base Rate Loans, in which event such Eurodollar Rate Loans and B Loans automatically shall be converted to Alternate Base Rate Loans on the date such notice is given. If such notice is given, notwithstanding anything in paragraph 2.7 to the contrary, no Alternate Base Rate Loan may be converted to a Eurodollar Rate Loan if an Event of Default has occurred and is continuing at the time the applicable Borrower shall notify the Agent of its election to so convert.

10.     THE AGENT. The Banks and the Agent agree by and among themselves that:

        10.1 Appointment. FNBB is hereby irrevocably designated the Agent by each of the other Banks to perform such duties on behalf of the other Banks and itself, and to have such powers, as are set forth herein and as are reasonably incidental thereto.


        10.2 Delegation of Duties; Etc. The Agent may execute any duties and perform any powers hereunder by or through agents or employees, and shall be entitled to consult with legal counsel and any accountant or other professional selected by it. Any action taken or omitted to be taken or suffered in good faith by the Agent in accordance with the opinion of such counsel or accountant or other professional shall be full justification and protection to the Agent.


        10.3 Indemnification. The Banks agree to indemnify the Agent in its capacity as such, to the extent not reimbursed by the Borrowers, pro rata according to their respective Commitments as of the Effective Date, from and against any and all claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement, the Notes or the other Loan Documents or any action taken or omitted to be taken or suffered in good faith by the Agent hereunder or thereunder, provided that no Bank shall be liable for any portion of any of the foregoing items resulting from the gross negligence or willful misconduct of the Agent. Without limitation of the foregoing, each Bank agrees to reimburse the Agent promptly for its pro rata share of any reasonable out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, administration or enforcement of, or legal advice in respect of rights or responsibilities under, this Agreement, the Notes and the other Loan Documents, to the extent that the Agent, having sought reimbursement for such expenses from the

Borrowers, is not promptly reimbursed by the Borrowers. Any reference herein and in any document executed in connection herewith, to the Banks providing an indemnity in form and substance satisfactory to the Agent prior to the Agent taking any action hereunder shall be satisfied by the Banks executing an agreement confirming their agreement to promptly indemnify the Agent in accordance with this paragraph 10.3.


        10.4 Exculpatory Provisions. Neither Agent, nor any of its officers, directors, employees or agents, shall be liable for any action taken or omitted to be taken or suffered by it or them hereunder, under the Notes, under any other Loan Document, or in connection herewith or therewith, except that the Agent shall be liable for its own gross negligence or willful misconduct. The Agent shall not be liable in any manner for the effectiveness, enforceability, collectibility, genuineness, validity or the due execution of this Agreement, the Notes or any other Loan Document, or for the due authorization, authenticity or accuracy of the representations and warranties contained herein or in any other certificate, report, notice, consent, opinion, statement, or other document furnished or to be furnished hereunder or therewith, and the Agent shall be entitled to rely upon any of the foregoing believed by it to be genuine and correct and to have been signed and sent or made by the proper Person. The Agent shall not be under any duty or responsibility to any Bank to ascertain or to inquire into the performance or observance by any Borrower or any Subsidiary of any Borrower of any of the provisions hereof, of the Notes, of any other Loan Documents or of any document executed and delivered in connection herewith or therewith. Each other Bank expressly acknowledges that the Agent has not made any representations or warranties to it and that no act taken by the Agent shall be deemed to constitute any representation or warranty by the Agent to any other Bank. Each Bank acknowledges that it has taken and will continue to take such action and has made and will continue to make such investigation as it deems necessary to inform itself of the affairs of the Borrowers and each Subsidiary of the Borrowers, and each Bank acknowledges that it has made and will continue to make its own independent investigation of the creditworthiness and the business and operations of the Borrowers and each Subsidiary of the Borrowers, and that, in entering into this Agreement, and in agreeing to make its Loans, it has not relied and will not rely upon any information or representations furnished or given by the Agent or any other Bank.


        10.5 Agent in its Individual Capacity. With respect to its Loans and any renewals, extensions or deferrals of the payment thereof and any Note issued to or held by it, the Agent shall have the same rights and powers hereunder as any Bank, and may exercise the same as though it were not the Agent, and the term "Bank" or "Banks" shall, unless the context otherwise requires, include the Agent in its individual capacity. FNBB and its affiliates may accept deposits from, lend money to, act as trustee or other fiduciary in connection with transactions involving, and otherwise engage in any business with the Borrowers and their affiliates and any Person who may do business with or own securities of the Borrowers or any affiliates of the Borrowers, all as if FNBB were not the Agent hereunder and without any obligation to account or report therefor to any Bank.


        10.6 Knowledge of Default. It is expressly understood and agreed that the Agent shall be entitled to assume that no Event of Default has occurred and is continuing, unless the officers of the Agent who are responsible for matters concerning this Agreement shall have actual knowledge of such occurrence or shall have been notified in writing by a Bank that such Bank considers that an Event of Default has occurred and is continuing and specifying the nature thereof.

        In the event the Agent shall have acquired actual knowledge of any Event of Default, it shall promptly give notice thereof to the Banks.

        10.7 Resignation of Agent. If at any time the Agent deems it advisable, in its sole discretion, it may submit to each of the Banks a written notification of its resignation as Agent under this Agreement, such resignation to be effective on the thirtieth day after the date of such notice. If the Agent resigns hereunder, the Borrowers shall have the right to appoint, with the prior written approval of the Banks, which approval shall not be unreasonably withheld, a successor Agent hereunder, provided, however that upon the occurrence and during the continuance of an Event of Default, the Banks shall have the right to appoint such successor Agent hereunder. The successor Agent shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the Agent hereunder, and the retiring Agent shall be discharged from any further duties and obligations under this Agreement. The Borrowers and the Banks agree to execute such documents as shall be necessary to effect such appointment. After the retiring Agent's resignation or removal hereunder, the provisions of this paragraph 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while the Agent under this Agreement. If at any time hereunder there shall not be a duly appointed and acting Agent, each of the Borrowers agrees to make each payment due hereunder and under the Notes directly to the Banks entitled thereto.

        10.8 Requests to the Agent. Whenever the Agent is authorized and empowered hereunder on behalf of the Banks to give any approval or consent, or to make any request, or to take any other action on behalf of the Banks, the Agent shall be required to give such approval or consent, or to make such request or to take such other action only when so requested in writing by the Majority Banks subject, however, to the provisions of paragraph 13.


11.    NOTICES.


        11.1 Manner of Delivery. Except as otherwise specifically provided herein, all notices and demands shall be in writing and shall be mailed by certified mail return receipt requested or sent by telegram, telecopy or telex or delivered in person, and all statements, reports, documents, consents, waivers, certificates and other papers required to be delivered hereunder shall be mailed by first-class mail or delivered in person, in each case to the respective parties to this Agreement as follows:

     the Borrowers:

            c/o Eastern Enterprises
            9 Riverside Road
            Weston, Massachusetts 02193
            Attention:  Treasurer
            Telephone:  (617) 647-2300
            Telecopy:   (617) 647-2350

            with a copy to

            Eastern Enterprises
            9 Riverside Road
            Weston, Massachusetts 02193
            Attention:  Legal Department
            Telephone:  (617) 647-2300
            Telecopy:   (617) 647-2398

     the Agent:

            The First National Bank of Boston
            100 Federal Street, 01-08-02
            Boston, Massachusetts 02193
            Attention:  George W. Passela, Managing Director
            Telephone:  (617) 434-7160
            Telecopy:   (617) 434-3652
     the Banks:

            The First National Bank of Boston
            100 Federal Street, 01-08-02
            Boston, Massachusetts 02110
            Attention:  George W. Passela, Managing Director
            Telephone:  (617) 434-7160
            Telecopy:   (617) 434-3652

            The Bank of Nova Scotia
            101 Federal Street
            16th Floor
            Boston, Massachusetts 02110
            Attention:  Mr. Michael Bradley
            Telephone:  (617) 737-6312
            Telecopy:   (617) 951-2177

            Fifth Third Bank
            Fifth Third Center
            Cincinnati, Ohio 45263
            Attention:  Mr. Richard A. Tiberi
            Telephone:  (513) 579-4110
            Telecopy:   (513) 579-5226

            Mellon Bank, N.A.
            Room 151-4425
            One Mellon Bank Center
            Pittsburgh, Pennsylvania 15258-0001
            Attention:  Ms. Mary Ellen Usher
            Telephone:  (412) 236-1203
            Telecopy:   (412) 234-8888

            Morgan Guaranty Trust
             Company of New York
            60 Wall Street
            New York, New York 10260
            Attention:  Ms. Debra Brodheim
            Telephone:  (212) 648-8063
            Telecopy:   (212) 648-5018

            National Westminster Bank Plc
            175 Water Street
            29th Floor
            New York, New York 10038-4924
            Attention:  Mr. David E. Apps
            Telephone:  (212) 602-4221
            Telecopy:   (212) 602-4500

            Shawmut Bank, N.A.
            One Federal Street
            Boston, Massachusetts 02211
            Attention:  Mr. Robert D. Lanigan
            Telephone:  (617) 292-3715
            Telecopy:   (617) 292-2619

or to such other Person or address as a party hereto shall designate to the other parties hereto from time to time in writing forwarded in like manner. Any notice or demand given in accordance with the provisions of this paragraph 11.1 shall be effective when received and any consent, waiver or other communication given in accordance with the provisions of this paragraph 11.1 shall be conclusively deemed to have been received by a party hereto and to be effective on the day on which delivered to such party at its address specified above or, if sent by first class mail, on the third Business Day after the day when deposited in the mail, postage prepaid, and addressed to such party at such address, provided that a notice of change of address shall be deemed to be effective when actually received.


        11.2 Distribution of Copies. Whenever any Borrower is required to deliver any statement, report, document, certificate or other paper (other than Borrowing Request or a notice to convert or continue under paragraph 2.7) to the Agent, such Borrower shall simultaneously deliver a copy thereof to each Bank.


        11.3 Notices by the Agent or a Bank. In the event that the Agent or any Bank takes any action or gives any consent or notice provided for by this Agreement, notice of such action, consent or notice shall be given forthwith to all the Banks by the Agent or the Bank taking such action or giving such consent or notice, provided that the failure to give any such notice shall not invalidate any such action, consent or notice in respect of any Borrower.

12. RIGHT OF SET-OFF. Regardless of the adequacy of any collateral, upon the occurrence and during the continuance of any Event of Default, each Bank is hereby expressly and irrevocably authorized by each of the Borrowers at any time and from time to time, without notice to such Borrower, to set-off, appropriate, and apply all moneys, securities and other Property and the proceeds thereof now or hereafter held or received by or in transit to such Bank from or for the account of such Borrower, whether for safekeeping, pledge, transmission, collection or otherwise, and also upon any and all deposits (general and special), account balances and credits of such Borrower with such Bank at any time existing against any and all obligations of such Borrower to the Banks and to each of them arising under this Agreement the Notes and the other Loan Documents, and such Borrower shall continue to be liable to each Bank for any deficiency with interest at the rate or rates set forth in subparagraph 2.7(b). Each of the Banks agrees with each other Bank that (a) if an amount to be set off is to be applied to any obligations of any Borrower to such Bank, other than obligations evidenced by the Notes of such Borrower held by such Bank, such amount shall be applied ratably to such other obligations and to the obligations evidenced by all such Notes held by such Bank and (b)if such Bank shall receive from any Borrower or the Guarantor, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Notes of such Borrower held by such Bank, enforcement of any claim against the Guarantor, proceedings against such Borrower or the Guarantor at law or in equity, proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Note or Notes of such Borrower held by such Bank any amount in excess of its ratable portion of the payments received by all of the Banks with respect to the Notes of such Borrower held by all of the Banks, such Bank will make such disposition and arrangements with the other Banks with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Bank receiving in respect of the Notes of such Borrower held by each Bank, its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Bank, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

13. AMENDMENTS, WAIVERS AND CONSENTS. Except as otherwise expressly set forth herein, with the written consent of the Majority Banks, the Agent shall, subject to the provisions of this paragraph 13, from time to time enter into agreements amendatory or supplemental hereto with the Borrowers for the purpose of changing any provisions of this Agreement, the Notes or the other Loan Documents, or changing in any manner the rights of the Banks, the Agent or the Borrowers hereunder and thereunder, or waiving compliance with any provision of this Agreement or consenting to the non-compliance thereof. Notwithstanding the foregoing, the consent of all of the Banks shall be required with respect to (a) any amendment, waiver or consent changing (i) the Aggregate Commitments, (ii) the Commitment of any Bank, (iii) the maturity of, rate of interest on, time or manner of payment of interest on or principal of, or the principal amount of, any Loan, or (iv) the amount, time or manner of payment of any fees hereunder (other than Agent's Fees); (b) the termination or release of any Guaranty with respect to a Borrower (other than Eastern, Boston Gas or Midland) that has any outstanding Loans; or (c) any amendment, waiver or consent which modifies the provisions of this paragraph 13. Any such amendatory or supplemental agreement, waiver or consent shall apply equally to each of the Banks and shall be binding on the Borrowers and all of the Banks and the Agent. Any waiver or consent shall be for such period and subject to such conditions or limitations as shall be specified therein, but no waiver or consent shall extend to any subsequent or other Event of Default, or impair any right or remedy consequent thereupon. In the case of any waiver or consent, the rights of the Borrowers, the Banks and the Agent under this Agreement, the Notes and the other Loan Documents shall be otherwise unaffected. Nothing contained herein shall be deemed to require the Agent to obtain the consent of any Bank with respect to any change in the amount or terms of payment of the Agent's Fees. The Borrowers shall be entitled to rely upon the provisions of any such amendatory or supplemental agreement, waiver or consent if it shall have obtained any of the same in writing from the Agent who therein shall have represented that such agreement, waiver or consent has been authorized in accordance with the provisions of this paragraph 13.


14.     OTHER PROVISIONS.

        14.1 No Waiver of Rights by the Banks. No failure on the part of the Agent or of any Bank to exercise, and no delay in exercising, any right or remedy hereunder or under the Notes shall operate as a waiver thereof, except as provided in paragraph 13, nor shall any single or partial exercise by the Agent or any Bank of any right, remedy or power hereunder, under the Notes or under any other Loan Document preclude any other or future exercise thereof, or the exercise of any other right, remedy or power. The rights, remedies and powers provided herein, in the Notes and in the Loan Documents are cumulative and not exclusive of any other rights, remedies or powers which the Agent or the Banks or any holder of a Note would otherwise have. Notice to or demand on any Borrower in any circumstance in which the terms of this Agreement, the Notes or the other Loan Documents do not require notice or demand to be given shall not entitle any Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agent or any Bank or the holder of any Note to take any other or further action in any circumstances without notice or demand.


        14.2 Headings; Plurals. Paragraph and subparagraph headings have been inserted herein for convenience only and shall not be construed to be a part of this Agreement. Unless the context otherwise requires, words in the singular number include the plural, and words in the plural include the singular.


        14.3 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute one agreement. It shall not be necessary in making proof of this Agreement or of any document required to be executed and delivered in connection herewith or therewith to produce or account for more than one counterpart.


        14.4 Severability. Every provision of this Agreement, the Notes and the other Loan Documents is intended to be severable, and if any term or provision hereof or thereof shall be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions hereof or thereof shall not be affected or impaired thereby, and any invalidity, illegality or unenforceability in any jurisdiction shall not affect the validity, legality or enforceability of any such term or provision in any other jurisdiction.


        14.5 Integration. All exhibits to this Agreement shall be deemed to be a part of this Agreement. This Agreement, the exhibits hereto, the Notes and the other Loan Documents embody the entire agreement and understanding between the Borrowers, the Agent and the Banks with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the Borrowers, the Agent and the Banks with respect to the subject matter hereof and thereof.


        14.6 Sales and Participations in Loans and Notes; Successors and Assigns; Survival of Representations and Warranties.

        (a) Each Bank shall have the right with the prior written consent of the Borrowers (which consent of the Borrowers may be withheld for any reason or for no reason) and the Agent (which consent of the Agent shall not be unreasonably withheld), upon written notice to the Agent and the Borrowers, to sell, assign, transfer or negotiate all or any part (but not less than $10,000,000) of its Loans, its Notes, its Commitment and any other interest of such Bank hereunder and under the other Loan Documents to one or more Banks. In addition, each Bank shall have the right with the prior written consent of the Borrowers (which consent of the Borrowers may be withheld for any reason or for no reason) and the Agent (which consent of the Agent shall not be unreasonably withheld) upon written notice to the Agent and the Borrowers to sell, assign, transfer or negotiate all or any part (but not less than $10,000,000) of its Loans, its Notes, its Commitment and any other interest of such Bank hereunder and under the other Loan Documents to one or more commercial banks or other financial institutions. In the case of any sale, assignment, transfer or negotiation of all or any such part of the Loans and the Notes authorized under this paragraph 14.6(a), the assignee or transferee shall have, to the extent of such sale, assignment, transfer or negotiation, the same rights, benefits and obligations as it would if it were a Bank hereunder and a holder of such Note, including, without limitation, (x) the right to approve or disapprove of actions which in accordance with the terms hereof, require the approval of the

Majority Banks and (y) the obligation to fund A Loans directly to the Agent pursuant to paragraph 2.2.

        (b) Notwithstanding paragraph 14.6(a), each Bank shall have the right with the prior written consent of the Borrowers (which consent of the Borrowers may be withheld for any reason or for no reason) and the Agent (which consent of the Agent shall not be unreasonably withheld) to grant participations in all or any part (but not less than $10,000,000) of its Loans, its Notes and any other interest of such Bank hereunder and under the other Loan Documents to one or more commercial banks, insurance companies or other financial institutions, pension funds or mutual funds; provided that (i) any such disposition shall not, without the prior written consent of the Borrowers, require the Borrowers to file a registration statement with the Securities and Exchange Commission or apply to qualify the Loans and the Notes under the blue sky laws of any state,
(ii) the granting of such participation shall not release such Bank from any of its obligations hereunder, and (iii) the holder of any such participation shall not have any rights or obligations hereunder. Nothing in the prior sentence or elsewhere in this paragraph 14.6 shall prohibit a Bank from agreeing with any such participant that such Bank will not take any action that would require approval of all of the Banks hereunder without the consent of such participant. Each Bank hereby agrees that it will not agree with any such participant that such Bank will not take any action without such participant's consent unless such action would require approval of all Banks hereunder.

        Notwithstanding the foregoing provisions of this paragraph 14.6, each Bank may at any time with the prior written consent of the Borrowers (which consent shall not be unreasonably withheld) sell, assign, transfer, or negotiate all or any part of the Loans to any Affiliate of such Bank; provided that an Affiliate to whom such disposition has been made shall not be considered a "Bank", and the assigning Bank shall be considered not to have disposed of any Loans so assigned, for purposes of determining the Majority Banks under any provision hereof, but such Affiliate shall otherwise be considered a "Bank", and the assigning Bank shall otherwise be considered to have disposed of any Loans so assigned, for purposes hereof, including, without limitation, paragraphs 3.1 and 12 hereof, and provided further, that the Borrowers shall not incur any additional expenses solely as a result of such sale, assignment, transfer or negotiation.

        In addition, notwithstanding anything to the contrary contained in this paragraph 14.6, any Bank may at any time or from time to time assign all or any portion of its rights under this Agreement with respect to its Loans, its Commitments, its Notes to a Federal Reserve Bank. No such assignment shall release the assignor Bank from its obligations hereunder.

        No Bank shall, as between the Borrowers and such Bank, be relieved of any of its obligations hereunder as a result of granting participations in all or any part of the Loans and the Notes of such Bank or other obligations owed to such Bank.

        This Agreement shall be binding upon and inure to the benefit of the Banks, the Agent and the Borrowers and their respective successors and assigns. Notwithstanding anything herein to the contrary, no Borrower may assign or transfer any of its rights or obligations hereunder without the prior written consent of all Banks, except to a successor entity pursuant to a merger, consolidation or Sale of assets or stock permitted by paragraphs 8.6 or 8.6A which assumes all of the obligations of such Borrower hereunder as provided in such paragraphs. All covenants, agreements, warranties and representations made herein, and in all certificates or other documents delivered in connection with this Agreement by or on behalf of the Borrowers shall survive the execution and delivery hereof and thereof, and all such covenants, agreements, representations and warranties shall inure to the respective successors and assigns of the Banks and the Agent whether or not so expressed.

        The Agent shall maintain a copy of each assignment delivered to it and a register or similar list for the recordation of the names and addresses of the Banks and the Commitment Percentages of the Banks and the principal amount of the Loans and the Notes assigned from time to time. The entries in such register shall be conclusive, in the absence of manifest error and provided that any required consent of the Borrowers has been obtained, and the Borrowers, the Agent and the Banks may treat each Person whose name is recorded in such register as a Bank hereunder for all purposes of this Agreement. Upon each such recordation, the assigning Bank agrees to pay to the Agent a registration fee in the sum of One Thousand Five Hundred Dollars ($1,500).


        14.7 Applicable Law. This Agreement and the Notes are being delivered in and are intended to be performed in the Commonwealth of Massachusetts and shall be construed and enforceable in accordance with, and be governed by, the internal laws of the Commonwealth of Massachusetts without regard to principles of conflict of laws.


        14.8 WAIVER OF TRIAL BY JURY. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES (TO THE FULLEST EXTENT PERMITTED OR NOT PROHIBITED BY APPLICABLE LAW) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREIN. FURTHER, EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HERETO OR COUNSEL TO ANY OTHER PARTY HERETO

HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE SUCH WAIVER. EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THE LOAN DOCUMENTS BY, INTER ALIA, THE PROVISIONS OF THIS PARAGRAPH.

        14.9 CONSENT TO JURISDICTION. EACH OF THE BORROWERS HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY COURT OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT SITTING IN THE COMMONWEALTH OF MASSACHUSETTS OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS. EACH OF THE BORROWERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED OR NOT PROHIBITED BY APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE BORROWERS HEREBY AGREES THAT A FINAL JUDGMENT IN ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH A COURT, AFTER ALL APPROPRIATE APPEALS, SHALL BE CONCLUSIVE AND BINDING UPON IT.

        14.10 SERVICE OF PROCESS. PROCESS MAY BE SERVED IN ANY SUIT, ACTION, COUNTERCLAIM OR PROCEEDING OF THE NATURE REFERRED TO IN PARAGRAPH 14.9 BY MAILING COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO THE ADDRESS OF THE BORROWERS SET FORTH IN PARAGRAPH 11.1 OR TO ANY OTHER ADDRESS OF WHICH ANY BORROWER SHALL HAVE GIVEN WRITTEN NOTICE TO THE AGENT. EACH OF THE BORROWERS HEREBY AGREES THAT SUCH SERVICE (I) SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON IT IN ANY SUCH SUIT, ACTION, COUNTERCLAIM OR PROCEEDING, AND (II) SHALL TO THE FULLEST EXTENT PERMITTED OR NOT PROHIBITED BY APPLICABLE LAW, BE TAKEN AND HELD TO BE VALID PERSONAL SERVICE UPON AND PERSONAL DELIVERY TO IT.

        14.11 NO LIMITATION ON SERVICE OR SUIT. NOTHING IN THE LOAN DOCUMENTS, OR ANY MODIFICATION, WAIVER, OR

AMENDMENT THERETO, SHALL AFFECT THE RIGHT OF THE AGENT OR ANY BANK TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR LIMIT THE RIGHT OF THE AGENT OR ANY BANK TO BRING PROCEEDINGS AGAINST ANY BORROWER IN THE COURTS OF ANY OTHER JURISDICTION OR JURISDICTIONS.

15.     OTHER OBLIGATIONS OF THE BORROWERS.

        15.1 Taxes and Fees. Should any tax (other than a tax based upon the net income of any Bank), recording or filing fee become payable in respect of this Agreement, the Notes or the other Loan Documents or any amendment, modification or supplement hereof or thereof, the Borrowers jointly and severally agree to pay the same together with any interest or penalties thereon and agree to hold the Agent and the Banks harmless with respect thereto, and in the event that any Borrower is obligated to withhold any such taxes or fees from any payment to the Agent or the Banks hereunder or under any of the other Loan Documents, then such Borrower will pay to the Agent or the Banks (as the case may be) the same amount as the Agent or the Banks (as the case may be) would have received had no such obligation been imposed on such Borrower.

        15.2 Expenses. Whether or not the transactions contemplated by this Agreement shall be consummated, the Borrowers jointly and severally agree to pay the reasonable out-of-pocket expenses of the Agent (including the reasonable fees and expenses of counsel to the Agent and, without limitation, Special Counsel) in connection with the preparation, reproduction, execution and delivery of this Agreement, the Notes, the other Loan Documents and the exhibits annexed hereto and thereto and any modifications, waivers, consents or amendments hereto and thereto, and the Borrowers further jointly and severally agree to pay the reasonable out-of-pocket expenses of the Agent and the Banks (including the reasonable fees and expenses of their respective counsel) incurred in connection with the interpretation and enforcement of any provision of this Agreement or collection under the Notes, whether or not suit is instituted.

        15.3 Indemnification. Each Borrower agrees to indemnify and hold harmless the Agent and the Banks and their respective shareholders, officers, directors, employees, agents, Subsidiaries and Affiliates from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of (a) any actual or proposed use by such Borrower or any of its Subsidiaries (in the case of Eastern, other than Boston Gas or Midland) of the proceeds of any of the Loans, (b) such Borrower or any of its Subsidiaries (in the case of Eastern, other than Boston Gas or Midland) entering into or performing this Agreement or any of the other Loan Documents or (c) with respect to such Borrower and its Subsidiaries (in the case of Eastern, other than Boston Gas or Midland) and their respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any hazardous substances or any action, suit, proceeding or investigation brought or threatened with respect to any hazardous substances (including, but not limited to claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding; except in each case, for any portion of any such liability, loss, damage or expense which a court of competent jurisdiction has found in a final non-appealable order resulted solely from the gross negligence or willful misconduct of the indemnified party. In any such litigation, or the preparation therefor, the indemnified party shall be entitled to select its counsel and, in addition to the foregoing indemnity, the indemnifying Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of any Borrower under this paragraph are unenforceable for any reason, such Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The covenants contained in this paragraph shall survive payment of satisfaction in full of all other obligations.

16. IMMUNITY OF INDIVIDUALS. Reference is hereby made to the Declaration of Trust establishing Eastern Enterprises, dated July 18, 1929, a copy of which has been filed with the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The name "Eastern Enterprises" refers to the trustees under said Declaration of Trust, as trustees and not personally, and no trustee, shareholder, officer or agent of Eastern shall be held to any personal liability hereunder or in connection with the affairs of Eastern, but only the trust estate under said Declaration of Trust is liable under this Agreement, any Guaranty, the Notes or any other Loan Document. Without limiting the generality of the foregoing, neither the Agent nor any Bank nor any other holder of any of the Notes shall under any circumstances have recourse or cause or willingly permit recourse to be had directly or indirectly to any personal, statutory, or other liability of any shareholder, stockholder, trustee, director, officer, agent or promoter of Eastern or of any successor of Eastern, whether such liability now exists or is hereafter incurred, but the Agent, each Bank and each such holder shall look for payment solely to the said trust estate, or the assets of such successor of Eastern.

17. EFFECTIVE DATE. This Agreement shall be effective as of December 31, 1994 (the "Effective Date"); provided that, on or prior to such date, the Agent shall have received an original counterpart hereof, duly executed by each party hereto.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.


                                        EASTERN ENTERPRISES



                                        By: /s/Walter J. Flaherty
                                            -----------------------------------
                                        Title: Sr. Vice President & CFO


                                        BOSTON GAS COMPANY



                                        By: /s/Joseph F. Bodanza
                                            -----------------------------------
                                        Title: Senior Vice President and
                                               Treasurer


                                        MIDLAND ENTERPRISES INC.



                                        By: Robert L. Doettling
                                            -----------------------------------
                                        Title: Senior Vice President Finance
                                               and Administration


Domestic Lending Office:                THE FIRST NATIONAL BANK
                                         OF BOSTON, Individually and as Agent

Office listed in paragraph 11.1

Eurodollar Lending Office:              By: /s/George W. Passela
                                            -----------------------------------
                                        Title: Managing Director
Office listed in paragraph 11.1


Domestic Lending Office                 THE BANK OF NOVA SCOTIA

Office listed in paragraph 11.1

Eurodollar Lending Office:              By: /s/Terry Pitcher
                                            -----------------------------------
                                        Title: Vice President
Office listed in paragraph 11.1

Domestic Lending Office:                FIFTH THIRD BANK

Office listed in paragraph 11.1

Eurodollar Lending Office:              By:   /s/ Richard A. Tiberi
                                              ----------------------------
                                        Title:  Assistant Vice President
Office listed in paragraph 11.1


Domestic Lending Office:                MELLON BANK, N.A.

Office listed in paragraph 11.1

Eurodollar Lending Office:              By:  /s/ Mary Ellen Usher
                                             ------------------------------
                                        Title: Vice President
Office listed in paragraph 11.1


Domestic Lending Office:                MORGAN GUARANTY TRUST
                                         COMPANY OF NEW YORK
Office listed in paragraph 11.1

Eurodollar Lending Office:              By: /s/ Deborah A. Brodheim
                                            -------------------------------
                                        Title: Vice President
Office listed in paragraph 11.1


Domestic Lending Office:                NATIONAL WESTMINSTER BANK PLC

Office listed in paragraph 11.1

Eurodollar Lending Office:              By: /s/Maria Amaral-LeBlanc
                                            -------------------------------
                                        Title: Vice President
Office listed in paragraph 11.1


Domestic Lending Office:                SHAWMUT BANK, N.A.

Office listed in paragraph 11.1

Eurodollar Lending Office:              By: /s/Robert D. Lanigan
                                            -------------------------------
                                        Title: Managing Director
Office listed in paragraph 11.1